Subject to Completion
              Preliminary Pricing Supplement dated March 22, 2006

PRICING SUPPLEMENT
------------------
(To prospectus supplement and prospectus dated February 25, 2005)
Pricing Supplement Number:

                               [GRAPHIC OMITTED]
                                             Units
                           Merrill Lynch & Co., Inc.
                          Medium-Term Notes, Series C
              7% Callable STock Return Income DEbt Securities(SM)
                               due April , 2007
                            "Callable STRIDES(SM)"
       Payable on the maturity date with Intel Corporation common stock
                  $25 original public offering price per unit
                           ------------------------


The Callable STRIDES:

o    The Callable STRIDES are designed for             will be listed or, if listed, will
     investors seeking interest payments on            remain listed for the entire term of the
     their investment and who want to                  Callable STRIDES.
     participate in the change in the price
     of Intel Corporation's common stock over     o    The Callable STRIDES will be senior
     the term of the Callable STRIDES,                 unsecured debt securities of Merrill
     subject to ML&Co.s right to call the              Lynch & Co., Inc. and part of a series
     Callable STRIDES.                                 entitled "Medium-Term Notes, Series C"
                                                       and will have the CUSIP No.:         .
o    We may call the Callable STRIDES
     beginning October  , 2006 through and        o    Linked to the price of Intel Corporation
     including April  , 2007.                          common stock (trading symbol "INTC").
                                                       Intel Corporation has not authorized or
o    We will pay interest on the $25 original          approved the Callable STRIDES in any way
     public offering price per unit of the             and has no financial or legal obligation
     Callable STRIDES quarterly, at the rate           with respect to the Callable STRIDES.
     of 7% per year, beginning July  , 2006.
                                                  o    The settlement date for the Callable
o    The initial share multiplier for the              STRIDES is expected to be April , 2006.
     Callable STRIDES will be based upon the
     volume weighted average price of one         Payment on the Maturity Date:
     share of Intel Corporation common stock
     on the date the Callable STRIDES are         o    If the Callable STRIDES have not been
     priced for initial sale to the public.            redeemed or we have not called the
     The initial share multiplier will be set          Callable STRIDES prior to or on the
     so that the product of the volume                 stated maturity date, for each Callable
     weighted average price of one share of            STRIDES you own on the maturity date, in
     Intel Corporation common stock on the             addition to accrued and unpaid interest,
     date the Callable STRIDES are priced for          we will deliver to you a number of
     initial sale to the public and the                shares of Intel Corporation common stock
     initial share multiplier equals $25, the          equal to the then current share
     original public offering price of one             multiplier.
     unit of the Callable STRIDES. The share
     multiplier will be subject to adjustment     o    On the maturity date, if the price of
     for certain corporate events relating to          Intel Corporation common stock has
     Intel Corporation as described in this            decreased, the value of Intel
     pricing supplement.                               Corporation common stock that you will
                                                       receive will be less than the $25
o    If the closing market price of Intel              original public offering price per unit
     Corporation common stock falls below              of your Callable STRIDES.
     $1.00, the Callable STRIDES will be
     redeemed prior to their stated maturity      Payment if called by Merrill Lynch & Co.,
     date. If redeemed, we will deliver for       Inc.:
     each Callable STRIDES a number of shares
     of Intel Corporation common stock equal      o    If we call the Callable STRIDES on or
     to the then current share multiplier,             after October  , 2006, we will pay you a
     plus a redemption amount as described in          cash amount that, together with all
     this pricing supplement.                          other payments made on the Callable
                                                       STRIDES from the original issue date to
o    We have applied to have the Callable              and including the call date, will
     STRIDES listed on the American Stock              provide a yield to call between 13% and
     Exchange under the trading symbol "MIS".          17% per year on the original public
     If approval of this application is                offering price per unit of the Callable
     granted, the Callable STRIDES will be             STRIDES from the original issue date
     listed on the American Stock Exchange at          until the call date. The actual yield to
     the time of such approval. We make no             call will be determined on the date the
     representations, however, that the                Callable STRIDES are priced for initial
     Callable STRIDES                                  sale to the public and will be set forth
                                                       in the final pricing supplement.



         Information included in this pricing supplement supersedes information in the accompanying prospectus supplement and prospectus to the extent that it is different from that information.

         Investing in the Callable STRIDES involves risks that are described in the "Risk Factors" section beginning on page PS-7 of this pricing supplement and the accompanying prospectus supplement.

                         ----------------------------

                                                                                       Per Unit      Total
                                                                                       --------      -----
        Public offering price (1)....................................................   $25.00         $
        Underwriting discount........................................................     $.25         $
        Proceeds, before expenses, to Merrill Lynch & Co., Inc.......................   $24.75         $


         (1) Plus accrued interest from April   , 2006, if settlement occurs
         after that date.

         The public offering price and the underwriting discount for any single transaction to purchase 100,000 units or more will be $24.875 per unit and $.125 per unit, respectively.

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this pricing supplement or the accompanying prospectus supplement and prospectus is truthful or complete. Any representation to the contrary is a criminal offense.


                              -------------------
                              Merrill Lynch & Co.
                              -------------------

             The date of this pricing supplement is March   , 2006.

"STock Return Income DEbt Securities" and "STRIDES" are service marks of Merrill Lynch & Co., Inc.

                              TABLE OF CONTENTS

                              Pricing Supplement

                                                                          Page
                                                                          ----

SUMMARY INFORMATION--Q&A..................................................PS-3
RISK FACTORS..............................................................PS-7
DESCRIPTION OF THE CALLABLE STRIDES......................................PS-11
THE DELIVERABLE SHARES...................................................PS-23
UNITED STATES FEDERAL INCOME TAXATION....................................PS-25
ERISA CONSIDERATIONS.....................................................PS-29
USE OF PROCEEDS AND HEDGING..............................................PS-30
SUPPLEMENTAL PLAN OF DISTRIBUTION........................................PS-30
EXPERTS..................................................................PS-30
INDEX OF CERTAIN DEFINED TERMS...........................................PS-31
ANNEX A....................................................................A-1


                             Prospectus Supplement

                                                                          Page
                                                                          ----

RISK FACTORS...............................................................S-3
DESCRIPTION OF THE NOTES...................................................S-4
UNITED STATES FEDERAL INCOME TAXATION ....................................S-23
PLAN OF DISTRIBUTION......................................................S-30
VALIDITY OF THE NOTES.....................................................S-32

                                  Prospectus

                                                                          Page
                                                                          ----

MERRILL LYNCH & CO., INC.....................................................2
USE OF PROCEEDS..............................................................2
RATIO OF EARNINGS TO FIXED CHARGES AND RATIO OF
 EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS............3
THE SECURITIES...............................................................3
DESCRIPTION OF DEBT SECURITIES...............................................4
DESCRIPTION OF DEBT WARRANTS................................................13
DESCRIPTION OF CURRENCY WARRANTS............................................15
DESCRIPTION OF INDEX WARRANTS...............................................16
DESCRIPTION OF PREFERRED STOCK..............................................22
DESCRIPTION OF DEPOSITARY SHARES............................................27
DESCRIPTION OF PREFERRED STOCK WARRANTS.....................................31
DESCRIPTION OF COMMON STOCK.................................................33
DESCRIPTION OF COMMON STOCK WARRANTS........................................36
PLAN OF DISTRIBUTION........................................................39
WHERE YOU CAN FIND MORE INFORMATION.........................................39
INCORPORATION OF INFORMATION WE FILE WITH THE SEC...........................40
EXPERTS.....................................................................41

                         SUMMARY INFORMATION--Q&A

         This summary includes questions and answers that highlight selected information from this pricing supplement and the accompanying prospectus supplement and prospectus to help you understand the Callable STock Return
Income DEbt SecuritiesSM due April   , 2007 (the "Callable STRIDES(SM)") payable
on the maturity date with Intel Corporation (the "Underlying Company") common stock (the "Deliverable Shares"). You should carefully read this pricing supplement and the accompanying prospectus supplement and prospectus to fully understand the terms of the Callable STRIDES and the tax and other considerations that are important to you in making a decision about whether to invest in the Callable STRIDES. You should carefully review the "Risk Factors" sections of this pricing supplement and the accompanying prospectus supplement, which highlight certain risks associated with an investment in the Callable STRIDES, to determine whether an investment in the Callable STRIDES is appropriate for you.

         References in this pricing supplement to "ML&Co.", "we", "us" and "our" are to Merrill Lynch & Co., Inc., and references to
"MLPF&S" are to Merrill Lynch, Pierce, Fenner & Smith Incorporated.

What are the Callable STRIDES?

         The Callable STRIDES will be a series of senior debt securities issued by ML&Co. entitled "Medium-Term Notes, Series C" and will not be secured by collateral. The Callable STRIDES will rank equally with all of our other unsecured and unsubordinated debt. The Callable STRIDES will mature on
April   , 2007, unless redeemed or called by us, as described in this pricing supplement.

         Each unit will represent a single Callable STRIDES with a $25 original public offering price per unit. You may transfer the Callable STRIDES only in whole units. You will not have the right to receive physical certificates evidencing your ownership except under limited circumstances. Instead, we will issue the Callable STRIDES in the form of a global certificate, which will be held by The Depository Trust Company, also known as DTC, or its nominee. Direct and indirect participants in DTC will record your ownership of the Callable STRIDES. You should refer to the section entitled "Description of the Debt Securities--Depositary" in the accompanying prospectus.

Are there any risks associated with my investment?

         Yes, an investment in the Callable STRIDES is subject to risks, including the risk of loss. Please refer to the sections entitled "Risk Factors" in this pricing supplement and the accompanying prospectus supplement.

What is the Underlying Company?

         The Underlying Company has disclosed that it is the world's largest semiconductor chip maker and develops advanced integrated digital technology platforms for the computing and communications industries. Its products include chips, boards and other semiconductor components that are the building blocks for computers, servers, and networking and communications products. You should independently investigate the Underlying Company and decide whether an investment in the Callable STRIDES linked to the Deliverable Shares is appropriate for you.

         Because the Deliverable Shares are registered under the Securities Exchange Act of 1934, the Underlying Company is required to file periodically certain financial and other information specified by the SEC. Information provided to or filed with the SEC by the Underlying Company can be located by reference to SEC file number 000-06217 and inspected at the SEC's public reference facilities or accessed over the Internet through the SEC's web site. In addition, information regarding the Underlying Company may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated information. We make no representation or warranty as to the accuracy or completeness of that information. For further information, please see the sections entitled "The Deliverable Shares--The Underlying Company" and "Where You Can Find More Information" in this pricing supplement and the accompanying prospectus.

What is the Underlying Company's role in the Callable STRIDES?

         The Underlying Company has not authorized or approved the Callable STRIDES and has no financial or legal obligations relating to the Callable STRIDES or to amounts to be paid to you, including any obligation to take the needs of ML&Co. or of holders of the Callable STRIDES into consideration for any reason. The Underlying Company will not receive any of the proceeds of the offering of the Callable STRIDES and is not responsible for, and has not participated in, the offering of the Callable STRIDES and is not responsible for, and will not participate in, the determination or calculation of the amount receivable by holders of the Callable STRIDES. ML&Co. is not affiliated with the Underlying Company.

How have the Deliverable Shares performed historically?

         You can find a table with the high and low closing prices per share of the Deliverable Shares during each quarter from the first quarter of 2001 to the present in the section entitled "The Deliverable Shares--Historical Data" in this pricing supplement.

         We have provided this information to help you evaluate the behavior of the Deliverable Shares in various economic environments; however, this information is not necessarily indicative of how the Deliverable Shares will perform in the future.

What will I receive on the maturity date of the Callable STRIDES?

         On the maturity date, if we have not previously redeemed or called the Callable STRIDES, for each unit of the Callable STRIDES that you own, in addition to accrued and unpaid interest, we will deliver to you a number of Deliverable Shares equal to the then current share multiplier. The initial "Share Multiplier" will be determined on the date the Callable STRIDES are priced for initial sale to the public (the "Pricing Date") so that the product of the volume weighted average price of the Deliverable Shares on the Pricing Date and the initial Share Multiplier equals $25, the original public offering price of one unit of the Callable STRIDES. The initial Share Multiplier will be set forth in the final pricing supplement made available in connection with the sales of the Callable STRIDES. The Share Multiplier will be subject to adjustment to account for certain corporate events relating to the Underlying Company as described in this pricing supplement. If March 17, 2006 was the Pricing Date for the Callable STRIDES, based upon the volume weighted average price of one Deliverable Share of $19.5711, the Share Multiplier would equal 1.27739371.

         We will not distribute fractional Deliverable Shares. Instead, the number of Deliverable Shares to be delivered on the maturity date will be aggregated and the value of the fractional share will be paid in cash. Please see the section entitled "Description of the Callable STRIDES--Fractional Shares" in this pricing supplement.

         For more specific information regarding the corporate events referred to above, please see the section entitled "Description of the Callable STRIDES--Share Multiplier Adjustment" and "--Reorganization Events" in this pricing supplement.

         The opportunity to participate in possible increases in the price of the Deliverable Shares through an investment in the Callable STRIDES is limited because if we call the Callable STRIDES the total yield on your investment will never exceed an amount between 13% and 17% per year. However, in the event that the price of the Deliverable Shares declines over the term of the Callable STRIDES, you will realize the entire decline in the value of the Callable STRIDES and may lose a part or all of your initial investment. For more information about risks associated with the Callable STRIDES, please see the section entitled "Risk Factors" in this pricing supplement and the accompanying prospectus supplement.

When will I receive interest?

         Interest on the Callable STRIDES will accrue at the rate of 7% per year on the $25 original public offering price per unit from and including
April   , 2006 or from the most recent interest payment date for which interest has been paid or provided for to but excluding the maturity date, redemption date or the date we call the Callable STRIDES. You will receive quarterly interest payments on January , April , July and October of each year during
the term of the Callable STRIDES, beginning July   , 2006. If any interest
payment date is not a Business Day, you will receive payment of any accrued and unpaid interest on the following Business Day with no additional interest as a result of the delay.

How does the call feature work?

         We may call the Callable STRIDES on any scheduled Business Day
beginning on October   , 2006, through and including the maturity date (the day
on which the call occurs, if any, being the "Call Date") by giving notice to the trustee of the Callable STRIDES at least ten Business Days prior to the
Call Date as described in this pricing supplement and specifying the Call
Date, Call Price (as described below) and amount of accrued and unpaid interest payable on the Call Date. The Call Price will be determined based
upon the applicable Call Date. The Call Price will equal $    if we call the
Callable STRIDES on October   , 2006, the first date the Callable STRIDES may be
called, and $    if we call the Callable

STRIDES on April   , 2007, the last date the Callable STRIDES may be called. For a list of hypothetical month-end, midmonth, first and last Call Prices from September 21, 2006 (the hypothetical first Call Date) through the hypothetical stated maturity date, please see the section entitled "Description of the Callable STRIDES--Hypothetical Call Prices" in this pricing supplement; and for an example of the Call Price calculation, please see Annex A to this pricing supplement. If we elect to exercise our call option, the Call Price will be disclosed to DTC, or its nominee, while the Callable STRIDES are held by DTC as depositary. So long as DTC, or its nominee, is the registered holder of the Callable STRIDES, notice of our election to exercise the call option will be forwarded as described in the section entitled "Description of Debt Securities--Depositary" in the accompanying prospectus. The Call Price does not include the amount of unpaid interest accrued to but excluding the Call Date; however, on the Call Date you will receive an amount equal to the Call Price plus any accrued and unpaid interest to but excluding the Call Date (the "Final Amount").

         The "Call Price" on any Call Date is the amount of cash, per Callable STRIDES, that when discounted from the Call Date to the original issue date by a discount factor based on an annual yield to call between 13% and 17% and when added to the present value of all interest payments made through and including the applicable Call Date discounted to the original issue date by that same discount factor, will equal the original public offering price. The actual yield to call will be determined on the Pricing Date and will be set forth in the final pricing supplement made available in connection with the sales of the Callable STRIDES. The yield to call represents the annual interest rate used in determining the present values, discounted to the original issue date, of all payments made or to be made on the Callable STRIDES, including the Call Price and all interest payments, such that the sum of these present values is equal to the original public offering price. The present values of the interest payments made on the Callable STRIDES will be calculated assuming each payment is made on the calendar day scheduled for that payment, without regard to whether that day is a Business Day.

When will I receive cash instead of the Deliverable Shares?

         If we call the Callable STRIDES, you will receive the Call Price in cash. Please see the section entitled "Description of the Callable STRIDES--Call at the Option of ML&Co." in this pricing supplement.

         Also, we will not distribute fractional Deliverable Shares. If the number of Deliverable Shares to be delivered on the maturity date is not divisible by a whole number, we will aggregate all share amounts due on the maturity date, and in lieu of delivering a fractional Deliverable Share, we will pay the cash value of the fractional share as more fully described in the section entitled "Description of the Callable STRIDES--Fractional Shares" in this pricing supplement.

What about taxes?

         The United States federal income tax consequences of an investment in the Callable STRIDES are complex and uncertain. By purchasing a Callable STRIDES, you and ML&Co. agree, in the absence of an administrative determination, judicial ruling or other authoritative guidance to the contrary, to characterize and treat a Callable STRIDES for all tax purposes as an investment unit consisting of a debt instrument of ML&Co. and a forward contract to acquire the Deliverable Shares (subject to early cancellation). Under this characterization and treatment of the Callable STRIDES, for United States federal income tax purposes, you will generally include payments of interest on the Callable STRIDES in income in accordance with your regular method of tax accounting. You should review the discussion under the section entitled "United States Federal Income Taxation" in this pricing supplement.

Will the Callable STRIDES be listed on a stock exchange?

         We have applied to have the Callable STRIDES listed on the American Stock Exchange (the "AMEX") under the trading symbol "MIS". If approval of this application is granted, the Callable STRIDES will be listed on the AMEX at the time of such approval. We make no representation, however, that the Callable STRIDES will be listed on the AMEX or, if listed, will remain listed for the entire term of the Callable STRIDES. In any event, you should be aware that the listing of the Callable STRIDES on the AMEX will not necessarily ensure that a liquid trading market will be available for the Callable STRIDES. You should review the section entitled "Risk Factors--There may be an uncertain trading market for the Callable STRIDES and the market price you may receive or be quoted for your Callable STRIDES on a date prior to the stated maturity date will be affected by this and other important factors, including our costs of developing, hedging and distributing the Callable STRIDES" in this pricing supplement.

What price can I expect to receive if I sell the Callable STRIDES prior to the stated maturity date?

         In determining the economic terms of the Callable STRIDES, and consequently the potential return on the Callable STRIDES to you, a number of factors are taken into account. Among these factors are certain costs associated with creating, hedging and offering the Callable STRIDES. In structuring the economic terms of the Callable STRIDES, we seek to provide investors with what we believe to be commercially reasonable terms and to provide MLPF&S with compensation for its services in developing the Callable STRIDES.

         If you sell your Callable STRIDES prior to the stated maturity date, you will receive a price determined by market conditions for the Callable STRIDES. This price may be influenced by many factors, such as interest rates, volatility and the current price of the Deliverable Shares, and the expectations of the amount, if any, by which the price of the Deliverable Shares, will change. In addition, the price, if any, at which you could sell your Callable STRIDES in a secondary market transaction is expected to be affected by the factors that we considered in setting the economic terms of the Callable STRIDES, namely the underwriting discount paid in respect of the Callable STRIDES and other costs associated with the Callable STRIDES, and compensation for developing and hedging the product. Depending on the impact of these factors, you may receive significantly less than the $25 original public offering price per unit of your Callable STRIDES if sold before the stated maturity date.

         In a situation where there has been no movement in the price of the Deliverable Shares and no changes in the market conditions or any other relevant factors from those existing on the date of this pricing supplement, the price, if any, at which you could sell your Callable STRIDES in a secondary market transaction is expected to be lower than the $25 original public offering price per unit. This is due to, among other things, our costs of developing, hedging and distributing the Callable STRIDES. Any potential purchasers for your Callable STRIDES in the secondary market are unlikely to consider these factors.


What is the role of MLPF&S?

         Our subsidiary MLPF&S is the underwriter for the offering and sale of the Callable STRIDES. After the initial offering, MLPF&S currently intends to buy and sell Callable STRIDES to create a secondary market for holders of the Callable STRIDES, and may stabilize or maintain the Closing Market Price of the Callable STRIDES during the initial distribution. However, MLPF&S will not be obligated to engage in any of these market activities or to continue them once it has started.

         MLPF&S also will be our agent for purposes of calculating, among other things, the Call Price and the number of Deliverable Shares deliverable to you on the maturity date. Under certain circumstances, these duties could result in a conflict of interest between MLPF&S as our subsidiary and its responsibilities as calculation agent.

What is ML&Co.?

         Merrill Lynch & Co., Inc. is a holding company with various subsidiaries and affiliated companies that provide investment, financing, insurance and related services on a global basis.

         For information about ML&Co., see the section entitled "Merrill Lynch & Co., Inc." in the accompanying prospectus. You should also read the other documents we have filed with the SEC, which you can find by referring to the section entitled "Where You Can Find More Information" in the accompanying prospectus.

                                 RISK FACTORS

         Your investment in the Callable STRIDES will involve certain risks. You should consider carefully the following discussion of risks and the discussion of risks included in the accompanying prospectus supplement before you decide that an investment in the Callable STRIDES is suitable for you.

Your investment may result in a loss

         We will not repay you a fixed amount of principal on the maturity date or upon early redemption. If the Callable STRIDES have not been redeemed and we do not elect to exercise our call option on or prior to the maturity date, for each Callable STRIDES you own on the maturity date you will receive a number of Deliverable Shares equal to the then current Share Multiplier. Because the price of the Deliverable Shares is subject to market fluctuations, the value of the Deliverable Shares that we will deliver to you on the maturity date may be more or less than the original public offering price of the Callable STRIDES. The value of the Callable STRIDES may decline, and that decline could be substantial. If you purchase your Callable STRIDES in the initial distribution, and if, on the maturity date, the value of the Deliverable Shares has declined from its volume weighted average price on the Pricing Date, as adjusted by the application of the Share Multiplier, your investment in the Callable STRIDES will result in a loss to you of part or all of your initial investment.

         In addition, if on any date the Closing Market Price of one Deliverable Share declines to less than $1.00, the Callable STRIDES will be redeemed early and you will receive for each Callable STRIDES you own (1) a number of Deliverable Shares equal to the then current Share Multiplier, (2) accrued and unpaid interest to but excluding the Redemption Date, as defined in this pricing supplement, and (3) a cash amount equal to the present value of the additional interest that would have been paid through the stated maturity but for the early redemption.

The Callable STRIDES are subject to being called at our option

         We may call all of the Callable STRIDES on any scheduled Business Day
beginning October   , 2006 to and including the maturity date. In the event that we elect to call the Callable STRIDES, you will receive only the Call Price and any accrued and unpaid interest to but excluding the Call Date, and you will not be entitled to receive Deliverable Shares on the maturity date. Due to our ability to call the Callable STRIDES, your total annualized yield will be capped by an amount between 13% and 17% of the original public offering price.

Your yield may be lower than the yield on other standard debt securities of comparable maturity

         The yield that you will receive on your Callable STRIDES, which could be negative, in addition to the interest payments you receive, may be less than the return you could earn on other investments. Your yield may be less than the yield you would earn if you bought a traditional interest bearing debt security of ML&Co. with the same stated maturity date. Your investment may not reflect the full opportunity cost to you when you take into account factors that affect the time value of money. Unlike traditional interest bearing debt securities, the Callable STRIDES do not guarantee the return of a principal amount on the maturity date.

Your return may be limited and will not be identical to the return of owning the Deliverable Shares

         The opportunity to participate in the possible increases in the price of the Deliverable Shares through an investment in the Callable STRIDES is limited because the amount you receive if we call the Callable STRIDES will never exceed a total annualized yield between 13% and 17% of the original public offering price. However, if we choose not to exercise our call option and the value of the Deliverable Shares declines over the term of the Callable STRIDES, you will realize a decline in value of the Callable STRIDES and will lose a part or all of your initial investment.

         In addition, your return on the Callable STRIDES will not reflect the return you would realize if you actually owned the Deliverable Shares and received the dividends, if any, paid on the Deliverable Shares. You will not be entitled to receive dividends, if any, paid on the Deliverable Shares unless and until you actually hold the Deliverable Shares on the applicable record date for the payment of a dividend.

There may be an uncertain trading market for the Callable STRIDES and the market price you may receive or be quoted for your Callable STRIDES on a date prior to the stated maturity date will be affected by this and other important factors, including our costs of developing, hedging and distributing the Callable STRIDES

         We have applied to have the Callable STRIDES listed on the AMEX under the trading symbol "MIS". If approval of this application is granted, the Callable STRIDES will be listed on the AMEX at the time of such approval. We make no representation, however, that the Callable STRIDES will be listed on the AMEX or, if listed, will remain listed for the entire term of the Callable STRIDES. In any event, you should be aware that the listing of the Callable STRIDES on the AMEX does not necessarily ensure that a trading market will develop for the Callable STRIDES. If a trading market does develop, there can be no assurance that there will be liquidity in the trading market. The development of a trading market for the Callable STRIDES will depend on our financial performance and other factors, such as the appreciation, if any, in the price of the Deliverable Shares. In addition, it is unlikely that increases or decreases in the secondary market price of the Callable STRIDES will correlate exactly with increases or decreases in the price of the Deliverable Shares.

         If the trading market for the Callable STRIDES is limited, there may be a limited number of buyers for your Callable STRIDES if you do not wish to hold your investment until the stated maturity date. This may affect the price you receive.

         If a market-maker (which may be MLPF&S) makes a market in the Callable STRIDES, the price it quotes would reflect any changes in market conditions and other relevant factors. In addition, the price at which you could sell your Callable STRIDES in a secondary market transaction is expected to be affected by factors that we considered in setting the economic terms of the Callable STRIDES, namely the underwriting discount paid in respect of the Callable STRIDES and other costs associated with the Callable STRIDES, and compensation for developing and hedging the product. This listed price could be higher or lower than the original issue price. MLPF&S is not obligated to make a market in the Callable STRIDES.

         Assuming there is no change in the price of the Deliverable Shares and no change in market conditions or any other relevant factors, the price at which a purchaser (which may include MLPF&S) might be willing to purchase your Callable STRIDES in a secondary market transaction is expected to be lower than the original issue price. This is due to, among other things, the fact that the original issue price included, and secondary market prices are likely to exclude, underwriting discount paid with respect to, and the developing and hedging costs associated with, the Callable STRIDES.

Many factors affect the trading value of the Callable STRIDES; these factors interrelate in complex ways and the effect of any one factor may offset or magnify the effect of another factor

         The trading value of the Callable STRIDES will be affected by factors that interrelate in complex ways. The effect of one factor may offset the increase in the trading value of the Callable STRIDES caused by another factor and that the effect of one factor may exacerbate the decrease in the trading value of the Callable STRIDES caused by another factor. For example, an increase in United States interest rates may offset some or all of any increase in the trading value of the Callable STRIDES attributable to another factor, such as an increase in the price of the Deliverable Shares. The following paragraphs describe the expected impact on the market value of the Callable STRIDES given a change in a specific factor, assuming all other conditions remain constant.

         The price of the Deliverable Shares is expected to affect the trading value of the Callable STRIDES. We expect that the market value of the Callable STRIDES will depend substantially on the price of the Deliverable Shares. However, you generally should not expect the increase or decrease in the market value of your Callable STRIDES to be identical to the increase or decrease in the market value of the Deliverable Shares. For example, if you choose to sell your Callable STRIDES when the price of the Deliverable Shares, as adjusted for the Share Multiplier, exceeds the original public offering price, you may receive substantially less than the current market value of the Deliverable Shares because of the expectation that the price of the Deliverable Shares will continue to fluctuate until the maturity date and the fact that the Callable STRIDES are callable at the option of ML&Co.

         Changes in the levels of interest rates are expected to affect the trading value of the Callable STRIDES. We expect that changes in interest rates will affect the trading value of the Callable STRIDES. Generally, if United States interest rates increase, we expect that the trading value of the Callable STRIDES will decrease and, conversely, if United States interest rates decrease, we expect that the trading value of the Callable STRIDES will increase.

         Changes in the volatility of the Deliverable Shares are expected to affect the trading value of the Callable STRIDES. Volatility is the term used to describe the size and frequency of price and/or market fluctuations. If the volatility of the Deliverable Shares increases or decreases, the trading value of the Callable STRIDES may be adversely affected.

         As the time remaining to maturity of the Callable STRIDES decreases, the "time premium" associated with the Callable STRIDES is expected to decrease. We anticipate that before their maturity, the Callable STRIDES may trade at a value above that which would be expected based on the level of interest rates and the price of the Deliverable Shares. This difference will reflect a "time premium" due to expectations concerning the price of the Deliverable Shares during the period before the stated maturity of the Callable STRIDES. However, as the time remaining to maturity decreases, we expect that this premium will decrease, lowering the trading value of the Callable STRIDES.

         Changes in dividend yields of the Deliverable Shares are expected to affect the trading value of the Callable STRIDES. In general, if the dividend yield on the Deliverable Shares increase, we expect the trading value of the Callable STRIDES to decrease and, conversely, if the dividend yield on the Deliverable Shares decrease, we expect the trading value of the Callable STRIDES will increase.

         Changes in our credit ratings may affect the trading value of the Callable STRIDES. Our credit ratings are an assessment of our ability to pay our obligations. Consequently, real or anticipated changes in our credit ratings may affect the trading value of the Callable STRIDES. However, because your return on your Callable STRIDES is dependent upon factors in addition to our ability to pay our obligations under the Callable STRIDES, such as the percentage change, if any, in the price of the Deliverable Shares on the maturity date, an improvement in our credit ratings will not reduce the other investment risks related to the Callable STRIDES.

         In general, assuming all relevant factors are held constant, we expect that the effect on the trading value of the Callable STRIDES of a given change in some of the factors listed above will be less if it occurs later in the term of the Callable STRIDES than if it occurs earlier in the term of the Callable STRIDES. We expect, however, that the effect on the trading value of the Callable STRIDES of a given change in the price of the Deliverable Shares will be greater if it occurs later in the term of the Callable STRIDES than if it occurs earlier in the term of the Callable STRIDES.

Amounts payable on the Callable STRIDES may be limited by state law

         New York State law governs the 1983 Indenture under which the Callable STRIDES will be issued. New York has usury laws that limit the amount of interest that can be charged and paid on loans, which includes debt securities like the Callable STRIDES. Under present New York law, the maximum rate of interest is 25% per annum on a simple interest basis. This limit may not apply to debt securities in which $2,500,000 or more has been invested.

         While we believe that New York law would be given effect by a state or federal court sitting outside of New York, many other states also have laws that regulate the amount of interest that may be charged to and paid by a borrower. We promise, for the benefit of the holders of the Callable STRIDES, to the extent permitted by law, not to voluntarily claim the benefits of any laws concerning usurious rates of interest.

The Underlying Company has no obligations relating to the Callable STRIDES and no diligence has been performed with respect to the Underlying Company

         We are not affiliated with the Underlying Company, and the Underlying Company has not authorized or approved the Callable STRIDES in any way. Further, the Underlying Company has no financial or legal obligation with respect to the Callable STRIDES or amounts to be paid to you, including any obligation to take the needs of ML&Co. or of beneficial owners of the Callable STRIDES into consideration for any reason. The Underlying Company will not receive any of the proceeds of the offering of the Callable STRIDES and is not responsible for, and has not participated in, the offering of the Callable STRIDES and is not responsible for, and will not participate in, the determination or calculation of the amount receivable by beneficial owners of the Callable STRIDES.

         Neither ML&Co. nor MLPF&S have conducted any due diligence inquiry with respect to the Underlying Company in connection with the offering of the Callable STRIDES; and they make no representation as to the completeness or accuracy of publicly available information regarding the Underlying Company or as to the future performance of the Deliverable Shares. Any prospective purchaser of the Callable STRIDES should undertake such independent investigation of the Underlying Company as in its judgment is appropriate to make an informed decision with respect to an investment in the Callable STRIDES.

Callable STRIDES holders are not entitled to stockholder's rights

         Holders of the Callable STRIDES will not be entitled to any rights in the Deliverable Shares including, for example, the right to receive dividends or other distributions, voting rights and the right to tender or exchange common stock in any tender or exchange offer by the Underlying Company or any third party.

Purchases and sales of the Deliverable Shares by us and our affiliates may affect your return

         We and our affiliates may from time to time buy or sell the Deliverable Shares or futures or options contracts on the Deliverable Shares for our own accounts for business reasons and expect to enter into these transactions in connection with hedging our obligations under the Callable STRIDES. These transactions could affect the price of the Deliverable Shares and, in turn, the value of the Callable STRIDES in a manner that would be adverse to your investment in the Callable STRIDES. Any purchases or sales by us, our affiliates or others on our behalf on or before the Pricing Date may temporarily increase the price of the Deliverable Shares. Temporary increases or decreases in the market price of the Deliverable Shares may also occur as a result of the purchasing activities of other market participants. Consequently, the price of the Deliverable Shares may change subsequent to the Pricing Date, affecting the market value of the Callable STRIDES and therefore the trading value of the Callable STRIDES.

Potential conflicts of interest could arise

         Our subsidiary MLPF&S is our agent for purposes of calculating, among other things, the Call Price and the number of Deliverable Shares deliverable to you on the maturity date. Under certain circumstances, MLPF&S as our subsidiary and its responsibilities as calculation agent for the Callable STRIDES could give rise to conflicts of interest. These conflicts could occur, for instance, in connection with its determination of whether the Share Multiplier shall be adjusted, or in connection with judgments that it would be required to make with regard to such adjustments. MLPF&S is required to carry out its duties as calculation agent in good faith and using its reasonable judgment. However, you should be aware that because we control MLPF&S, potential conflicts of interest could arise.

         We expect to enter into arrangements to hedge the market risks associated with our obligations in connection with the Callable STRIDES. We may seek competitive terms in entering into the hedging arrangements for the Callable STRIDES, but are not required to do so, and we may enter into such hedging arrangements with one of our subsidiaries or affiliated companies. Such hedging activity is expected to result in a profit to those engaging in the hedging activity, which could be more or less than initially expected, but which could also result in a loss for the hedging counterparty.

Tax consequences are uncertain

         You should consider the tax consequences of investing in the Callable STRIDES, aspects of which are uncertain. See the section entitled "United States Federal Income Taxation" in this pricing supplement.

                      DESCRIPTION OF THE CALLABLE STRIDES

         ML&Co. will issue the Callable STRIDES as a series of senior debt securities entitled "Medium-Term Notes, Series C" under the 1983 Indenture, which is more fully described in the accompanying prospectus. Unless redeemed
or called by us, the Callable STRIDES will mature on April   , 2007. Information
included in this pricing supplement supersedes information in the accompanying prospectus supplement and prospectus to the extent that it is different from
that information. The CUSIP for the Callable STRIDES is                .

         The Callable STRIDES may be called by ML&Co. as described below, but are not otherwise subject to redemption by us at our option or by any holder at its option before the stated maturity except as described below.

         The initial Share Multiplier for the Callable STRIDES, when multiplied by the volume weighted average price of the Deliverable Shares on the Pricing Date, will equal $25, the original public offering price of one unit of the Callable STRIDES. The volume weighted average price ("Volume Weighted Average Price") will, absent a determination of a manifest error, be the price as shown on page "AQR" on Bloomberg L.P. for trading in the Deliverable Shares taking place on the Nasdaq Global Market from 9:30 a.m. to 4:02 p.m., New York City time. The Share Multiplier will be subject to adjustment for certain corporate events relating to the Underlying Company as described in this pricing supplement.

         ML&Co. will issue the Callable STRIDES in denominations of whole units each with a $25 original public offering price per unit. You may transfer the Callable STRIDES only in whole units. You will not have the right to receive physical certificates evidencing your ownership except under limited circumstances. Instead, we will issue the Callable STRIDES in the form of a global certificate, which will be held by The Depositary Trust Company, also known as DTC, or its nominee. Direct and indirect participants in DTC will record your ownership of the Callable STRIDES. You should refer to the section entitled "Description of Debt Securities-- Depositary" in the accompanying prospectus.

         The Callable STRIDES will not have the benefit of any sinking fund.

Payment on the Maturity Date

         Unless the Callable STRIDES have been previously redeemed or called by us, a holder of a Callable STRIDES will be entitled to receive a cash payment of accrued and unpaid interest and a number of Deliverable Shares equal to the then current Share Multiplier. The initial Share Multiplier will be determined on the Pricing Date so that the product of the Volume Weighted Average Price of the Deliverable Shares on the Pricing Date and the initial Share Multiplier equals $25, the original public offering price of one unit of the Callable STRIDES. The Share Multiplier will be disclosed in the final pricing supplement made available in connection with the sales of the Callable STRIDES. The Share Multiplier will be subject to adjustment for certain events described under "--Share Multiplier Adjustments", "--Reorganization Events" and "--Alternative Dilution and Reorganization Adjustments" in this pricing supplement.

         If the maturity date is not a Business Day, we will deliver the Deliverable Shares and make all accrued and unpaid interest payments on the first Business Day following the maturity date and no additional interest will accrue as a result of the delay.

         All determinations made by the calculation agent in good faith and on a reasonable basis, absent a determination of a manifest error, will be conclusive for all purposes and binding on ML&Co. and the holders and beneficial owners of the Callable STRIDES.

Interest

         The Callable STRIDES will bear interest at a rate of 7% per year on
the $25 original public offering price per unit from and including April   ,
2006 or from the most recent interest payment date for which interest has been paid or provided for, to but excluding the stated maturity date, the Call Date or Redemption Date, as applicable. We will pay interest on the Callable
STRIDES in cash quarterly in arrears on January , April , July and October of
each year during the term of the Callable STRIDES, beginning July   , 2006, and
on the maturity date, the Call Date or Redemption Date, as applicable. We will pay this interest to the persons in whose names the Callable STRIDES are registered at the close of business on the immediately preceding January , April , July and October , respectively, whether or not a Business Day. Notwithstanding the foregoing, upon redemption or if called by ML&Co., the final payment of interest will be paid to the person to whom ML&Co. delivers the Deliverable Shares or the Call Price, as the case may be, subject to the conditions described under "Redemption Event" in this pricing supplement. Interest on the Callable STRIDES will be computed on the basis of a 360-day year of twelve 30-day months. If an interest payment date falls on a day that is not a Business Day, that interest payment will be made on the next Business Day and no additional interest will accrue as a result of the delayed payment.

         "Business Day" means any day other than a Saturday or a Sunday that is not a day on which banking institutions in The City of New York are authorized or obligated by law, regulation or executive order to close and with respect to any day on which securities are to be delivered is also a day that is a Trading Day.

         "Trading Day" means a day on which the New York Stock Exchange (the "NYSE"), the AMEX and The Nasdaq Stock Market are open for trading as determined by the calculation agent.

Fractional Shares

         We will not distribute fractional Deliverable Shares. If the number of Deliverable Shares to be delivered on the maturity date is not divisible by a whole number, we will aggregate all share amounts due to a registered holder on the maturity date, and, in lieu of delivering a fractional Deliverable Share, we will pay to the registered holder the cash value of the fractional share based on the Closing Market Price of the Deliverable Shares. While the Callable STRIDES are held at the depositary, the sole registered holder will be the depositary. Depositary participants have different policies pertaining to fractional shares. You should consult the participant through which you hold the Callable STRIDES to ascertain the participant's specific policy.

Call at the Option of ML&Co.

         ML&Co., in its sole discretion, may call the Callable STRIDES, in whole but not in part, on any scheduled Business Day beginning on October , 2006 to and including the maturity date (the date on which the call, if any, occurs being the "Call Date") by giving notice to the trustee on any Business Day at least ten Business Days prior to the Call Date. The notice to the trustee will specify the Call Date, Call Price and amount of interest payable on the Call Date. The trustee will provide notice of the call election to the registered holders of the Callable STRIDES, specifying the Call Date, Call Price and amount of interest payable on the Call Date. The depositary, as the registered holder, will receive the notice of the call. So long as the depositary is the registered holder of the Callable STRIDES, notice of our election to exercise the call option will be forwarded as more fully described under "Description of Debt Securities--Depositary" in the accompanying prospectus.

         The Call Price on any Call Date will be the amount of cash, per Callable STRIDES, that when discounted from the Call Date to the original issue date by a discount factor based on an annual yield to call between 13% and 17% and when added to the present value of all interest payments made through and including the applicable Call Date discounted to the original issue date by that same discount factor, will equal the original public offering price. The actual yield to call will be determined on the Pricing Date and will be disclosed in the final pricing supplement made available in connection with the sales of the Callable STRIDES. The present value of each interest payment on the Callable STRIDES used to determine the Call Price will be calculated assuming each payment is made on the calendar day scheduled for that payment. A delay in payment may arise for reasons such as a scheduled interest payment date falling on a day that is not a Business Day and, as a result, the payment being delayed until the next succeeding Business Day. Any delay will not be taken into account when calculating the applicable Call Price. The

Call Price will not include the amount of unpaid interest accrued to but excluding the Call Date; however, on the Call Date you will receive the Call Price plus an amount equal to the accrued and unpaid interest (the "Final Amount"). The yield to call represents the annual interest rate used in determining the present values, discounted to the original issue date, of all payments made or to be made on the Callable STRIDES, including the Call Price and all interest payments, such that the sum of these present values is equal to the original public offering price.

Hypothetical Call Prices

         Based on an assigned original issue date, stated maturity date and yield to call, the following table sets forth the hypothetical month-end, midmonth, first and last Call Prices from September 21, 2006 through March 20, 2007, the hypothetical first Call Date and the hypothetical stated maturity date, respectively. For an example of the Call Price calculation, see Annex A to this pricing supplement. The actual first and last Call Prices will be determined on the Pricing Date and will be set forth in the final pricing supplement made available in connection with the sales of the Callable STRIDES. If we elect to exercise our call option, the Call Price will be disclosed in the notice we deliver to DTC in connection with our call of the Callable STRIDES.

         This table assumes:

         o  hypothetical original issue date:     March 20, 2006

         o  hypothetical initial Share            1.27739371 (based upon the
            Multiplier:                           Volume Weighted Average
                                                  Price of the Deliverable
                                                  Shares of $19.5711 on the
                                                  hypothetical Pricing Date of
                                                  March 17, 2006)



         o  interest rate:                        7% per year

         o  hypothetical interest payment dates:  On the 20th day of March,
                                                  June, September and December
                                                  of each year, beginning June
                                                  20, 2006 (computed on the
                                                  basis of a 360-day year of
                                                  twelve 30-day months,
                                                  compounded annually)



         o  hypothetical yield to call:           15%, the midpoint of the
                                                  expected range between 13%
                                                  and 17% (computed on the
                                                  basis of a 360-day year of
                                                  twelve 30-day months,
                                                  compounded annually)



         o  hypothetical stated maturity date:    March 20, 2007


                                                                  Hypothetical    Interest Payable     Final Amount
                                                                 Call Price per   on Call Date per     per Callable
Hypothetical Call Date                                          Callable STRIDES  Callable STRIDES       STRIDES
----------------------                                          ----------------  ----------------       -------
September 21, 2006 (hypothetical first Call Date).........          $25.9242           $0.0049           $25.9290
September 29, 2006........................................          $25.9659           $0.0438           $26.0097
October 16, 2006..........................................          $26.0555           $0.1264           $26.1819
October 31, 2006..........................................          $26.1355           $0.1993           $26.3348
November 15, 2006.........................................          $26.2110           $0.2674           $26.4783
November 30, 2006.........................................          $26.2927           $0.3403           $26.6330
December 15, 2006.........................................          $26.3753           $0.4132           $26.7885
December 29, 2006.........................................          $26.4517           $0.0438           $26.4955
January 16, 2007..........................................          $26.5446           $0.1264           $26.6709
January 31, 2007..........................................          $26.6274           $0.1993           $26.8267
February 15, 2007.........................................          $26.7056           $0.2674           $26.9729
February 28, 2007.........................................          $26.7788           $0.3306           $27.1094
March 15, 2007............................................          $26.8757           $0.4132           $27.2889
March 20, 2007 (hypothetical stated maturity date)........          $26.9044           $0.4375           $27.3419

         The following graph shows the relationship between the Call Price and the Call Price plus accrued but unpaid interest from September 21, 2006 through March 20, 2007, the hypothetical first Call Date and the hypothetical stated maturity date, respectively.

                               [GRAPHIC OMITTED]

Hypothetical Returns on the Maturity Date

         The following table illustrates, for a range of hypothetical Closing Market Prices of the Deliverable Shares on the maturity date:

         o the product of the hypothetical Closing Market Price of the Deliverable Shares on the maturity date and the hypothetical initial Share Multiplier,

         o the percentage change in the price of the Deliverable Shares from the hypothetical Pricing Date to the hypothetical maturity date,

         o the value of Deliverable Shares due or amount payable on the Callable STRIDES, including the payment of accrued and unpaid interest on the maturity date,

         o the total annualized yield on the Callable STRIDES on the maturity date, and

         o the total annualized yield from direct ownership of the Deliverable Shares.

         This table assumes the same hypothetical Pricing Date, original issue date, initial Share Multiplier, interest rate, interest payment dates, yield to call and maturity date which were used in connection with the hypothetical Call Price calculations in the previous table. This table also assumes that the Callable STRIDES have not been called or redeemed prior to the maturity date and will be called by ML&Co. on the maturity date if the total annualized yield on the Callable STRIDES would otherwise be greater than 15% on the maturity date.


                       The product of
                      the hypothetical   Percentage change
                       Closing Market     in the price of        Value of
                        Price on the      the Deliverable       Deliverable                         Total annualized
    Hypothetical        maturity date     Shares from the      Shares due or     Total annualized      yield from
   Closing Market          and the          hypothetical      amount payable       yield on the     direct ownership
    Price of the        hypothetical      Pricing Date to     on the Callable    Callable STRIDES        of the
 Deliverable Shares     initial Share     the hypothetical    STRIDES on the     on the maturity       Deliverable
on the maturity date     Multiplier        maturity date     maturity date(1)        date(2)            Shares(3)
--------------------  -----------------  -----------------  -------------------  ----------------   -----------------
       $3.9142              $5.00               -80%              $5.4375             -75.55%            -78.39%
       $5.8713              $7.50               -70%              $7.9375             -65.08%            -68.21%
       $7.8284             $10.00               -60%             $10.4375             -54.67%            -58.06%
       $9.7855             $12.50               -50%             $12.9375             -44.30%            -47.92%
      $11.7427             $15.00               -40%             $15.4375             -33.97%            -37.79%
      $13.6998             $17.50               -30%             $17.9375             -23.66%            -27.68%
      $15.6569             $20.00               -20%             $20.4375             -13.36%            -17.57%
      $17.6140             $22.50               -10%             $22.9375              -3.08%             -7.46%
      $19.5711(4)          $25.00(5)              0%             $25.4375               7.19%              2.64%
      $19.9625             $25.50                 2%             $25.9375               9.24%              4.66%
      $20.3539             $26.00                 4%             $26.4375              11.29%              6.67%
      $20.7454             $26.50                 6%             $26.9375              13.34%              8.69%
      $21.1368             $27.00                 8%             $27.3419(6)           15.00%             10.71%
      $21.5282             $27.50                10%             $27.3419              15.00%             12.73%
      $23.4853             $30.00                20%             $27.3419              15.00%             22.82%
      $25.4424             $32.50                30%             $27.3419              15.00%             32.91%
      $27.3995             $35.00                40%             $27.3419              15.00%             43.00%

----------------

(1) The amounts specified in this column include payment of accrued and unpaid interest payable on the hypothetical maturity date.

(2) The total annualized yield on the maturity date represents the annual interest rate used in determining the present values, discounted to the original issue date, of all payments made or to be made on the Callable STRIDES, including the Call Price and all interest payments made through and including the applicable Call Date, the sum of these present values being equal to the original public offering price. This annualized yield:

     (a) assumes coupon payments are (i) made quarterly on the 20th day of March, June, September and December of each year, beginning June 20, 2006, and (ii) reinvested for the remainder of the term of the Callable STRIDES at the applicable yield listed in this column;

     (b) assumes an investment term from March 20, 2006 to March 20, 2007, a term expected to be equal to that of the Callable STRIDES; and

     (c) is computed on the basis of a 360-day year of twelve 30-day months compounded annually.

(3)  This annualized yield assumes:

     (a) a percentage change in the value of the Callable STRIDES that equals the percentage change in the product of the hypothetical Share Multiplier and the Volume Weighted Average Price of a Deliverable Share on the hypothetical Pricing Date to the relevant hypothetical Closing Market Price of the Deliverable Shares on the maturity date multiplied by the hypothetical Share Multiplier;

     (b) a dividend payment of $0.12774 per quarter per share (which represents the current quarterly dividend payable on one Deliverable Share of $0.1000 multiplied by the Share Multiplier) paid on the 20th of March, June, September and December of each year beginning June 20, 2006 (these hypothetical dividend payment dates are for purposes of this table only and are not dates on which the Underlying Company has traditionally distributed dividends to its shareholders);

     (c)  no transaction fees or expenses; and

     (d) an investment term from March 20, 2006 to March 20, 2007, a term expected to be equal to that of the Callable STRIDES.

(4) This was the Volume Weighted Average Price of the Deliverable Shares on March 17, 2006, the hypothetical Pricing Date.

(5) This is the principal amount of one unit of the Callable STRIDES. This value represents the product of the Volume Weighted Average Price of the Deliverable Shares on the hypothetical Pricing Date of $19.5711 and the hypothetical initial Share Multiplier of 1.27739371.

(6)  The amount representing a yield to call of 15% shall be paid in cash.

Redemption Event

         If on any date the Closing Market Price of one Deliverable Share is less than $1.00, the Callable STRIDES will be redeemed by us on the third Business Day following that date (the "Redemption Date"). If this redemption event is triggered, then on the Redemption Date for each unit of Callable STRIDES, ML&Co. will deliver, in addition to such number of Deliverable Shares equal to the then current Share Multiplier and accrued and unpaid interest to the Redemption Date (the "accrued interest amount"), a cash amount equal to the present value of the additional interest that would have been paid through the stated maturity but for the early redemption of the Callable STRIDES (the "present value amount"). The number of Deliverable Shares, plus the accrued interest amount and present value amount payable, in connection with one Callable STRIDES are together referred to as the "Redemption Price" of the Callable STRIDES. The present value amount will be calculated by the calculation agent, whose determination will be conclusive for all purposes and binding on ML&Co. and the holders and beneficial owners of the Callable STRIDES.

         The Redemption Price will be delivered and paid to the holder of a Callable STRIDES on the Redemption Date; provided, however, that in the event that the Redemption Date falls after a record date for the payment of interest on the Callable STRIDES but prior to the next succeeding scheduled interest payment date, the portion of the Redemption Price equal to the accrued interest amount will be paid to the persons who were the holders of the Callable STRIDES as of that record date.

Events of Default and Acceleration

         In case an Event of Default with respect to any Callable STRIDES has occurred and is continuing, the amount payable to a holder of a Callable STRIDES upon any acceleration permitted by the Callable STRIDES, with respect to each $25 original public offering price per unit, will be equal to the amount payable on the maturity date, calculated as though the date of acceleration were the maturity date. The value of the amount payable upon acceleration will not, however, be greater than an amount equal to the Final Amount, calculated as though the date of acceleration were the Call Date
(whether or not that date is before or after October   , 2006). If a bankruptcy
proceeding is commenced in respect of ML&Co., the claim of the holder of a Callable STRIDES may be limited, under Section 502(b)(2) of Title 11 of the United States Code, to the $25 original public offering price per unit of the Callable STRIDES plus an additional amount of contingent interest calculated as though the date of the commencement of the proceeding were the stated maturity date of the Callable STRIDES.

         In case of default in payment of the Callable STRIDES, whether at any interest payment date, the stated maturity date, the Call Date, the Redemption Date, the date of early redemption due to a Reorganization Event or upon acceleration, from and after that date the Callable STRIDES will bear interest, payable upon demand of their holders, at the rate of % per annum, to the extent that payment of interest is legally enforceable on the unpaid amount due and payable on that date in accordance with the terms of the Callable STRIDES to the date payment of that amount has been made or duly provided for.

Share Multiplier Adjustments

         The Share Multiplier used to determine the number of Deliverable Shares to be delivered on the maturity date is subject to adjustment by the calculation agent as described in this section. However, if we elect to call the Callable STRIDES, you will receive only the Final Amount, and you will not be entitled to receive the Deliverable Shares.

         No adjustments to the Share Multiplier will be required unless the Share Multiplier adjustment would require a change of at least 0.1% in the Share Multiplier then in effect. The Share Multiplier resulting from any of the adjustments specified below will be rounded to the eighth decimal place with five one-billionths being rounded upward. The calculation agent will not be required to make any adjustments to the Share Multiplier after the close of business on the fourth Business Day immediately prior to the maturity date or early redemption date, as applicable.

         No adjustments to the Share Multiplier will be required other than those specified below. However, the calculation agent may, at its sole discretion, make additional adjustments to the Share Multiplier to reflect changes occurring in relation to the Deliverable Shares or any other security received in a reorganization event in other circumstances where the calculation agent determines that it is appropriate to reflect those changes to ensure an equitable result. The required adjustments specified below do not cover all events that could affect the Closing Market Price of the Deliverable Shares, including, without limitation, a partial tender or exchange offer for the Deliverable Shares.

         MLPF&S as calculation agent will be solely responsible for the determination and calculation of any adjustments to the Share Multiplier and of any related determinations and calculations with respect to any distributions of stock, other securities or other property or assets, including cash, in connection with any corporate event described below; and its determinations and calculations will be conclusive absent a determination of a manifest error.

         No adjustments will be made for certain other events, such as offerings of common stock by the Underlying Company for cash or in connection with the occurrence of a partial tender or exchange offer for the Deliverable Shares by the Underlying Company.

         ML&Co. will, within ten Business Days following the occurrence of an event that requires an adjustment to the Share Multiplier, or, if later, within ten Business Days following the date on which ML&Co. becomes aware of this occurrence, provide written notice to the trustee, which will provide notice to the holders of the Callable STRIDES of the occurrence of this event and a statement in reasonable detail setting forth the adjusted Share Multiplier.

     Stock splits and reverse stock splits

         If the Deliverable Shares are subject to a stock split or reverse stock split, then once any split has become effective, the Share Multiplier relating to the Deliverable Shares will be adjusted to equal the product of the prior Share Multiplier and the number of shares which a holder of record of one Deliverable Share before the effective date of that stock split or reverse stock split would have owned or been entitled to receive immediately following the applicable effective date.

     Stock dividends

         If the Deliverable Shares are subject to a (i) stock dividend, i.e., issuance of additional Deliverable Shares, that is given ratably to all holders of record of the Deliverable Shares or (ii) distribution of Deliverable Shares as a result of the triggering of any provision of the corporate charter of the Underlying Company, then, once the dividend has become effective and the Deliverable Shares are trading ex-dividend, the Share Multiplier will be adjusted so that the new Share Multiplier will equal the prior Share Multiplier plus the product of:

          o    the prior Share Multiplier; and

          o the number of the Deliverable Shares which a holder of one Deliverable Share before the date the dividend became effective and the Deliverable Shares traded ex-dividend would have owned or been entitled to receive immediately following that date.

     Extraordinary Dividends

         There will be no adjustments to the Share Multiplier to reflect any cash dividends or cash distributions paid with respect to the Deliverable Shares other than Extraordinary Dividends, as described below, and distributions described under the section entitled "--Reorganization Events" below.

         An "Extraordinary Dividend" means, with respect to a cash dividend or other distribution with respect to the Deliverable Shares, a dividend or other distribution which exceeds the immediately preceding non-Extraordinary Dividend on the Deliverable Shares (as adjusted for any subsequent corporate event requiring an adjustment hereunder, such as a stock split or reverse stock split) by an amount equal to at least 10% of the Closing Market Price of the Deliverable Shares on the Trading Day preceding the ex-dividend date with respect to the Extraordinary

Dividend (the "ex-dividend date"). If an Extraordinary Dividend occurs with respect to the Deliverable Shares, the Share Multiplier will be adjusted on the ex-dividend date with respect to the Extraordinary Dividend so that the new Share Multiplier will equal the product of:

          o    the prior Share Multiplier; and

          o a fraction, the numerator of which is the Closing Market Price per Deliverable Share on the Trading Day preceding the ex-dividend date, and the denominator of which is the amount by which the Closing Market Price per Deliverable Share on the Trading Day preceding the ex-dividend date exceeds the Extraordinary Dividend Amount.

         The "Extraordinary Dividend Amount" with respect to an Extraordinary Dividend for the Deliverable Shares will equal:

          o in the case of cash dividends or other distributions that constitute quarterly dividends, the amount per Deliverable Share of that Extraordinary Dividend minus the amount per share of the immediately preceding non-Extraordinary Dividend for that Deliverable Share; or

          o in the case of cash dividends or other distributions that do not constitute quarterly dividends, the amount per Deliverable Share of that Extraordinary Dividend.

         To the extent an Extraordinary Dividend is not paid in cash, the value of the non-cash component will be determined by the calculation agent, whose determination will be conclusive. A distribution on the Deliverable Shares described in clause (a), (d) or (e) of the section entitled "--Reorganization Events" below that also constitutes an Extraordinary Dividend will only cause an adjustment pursuant to clause (a), (d) or (e) under the section entitled "--Reorganization Events". A distribution on the Deliverable Shares described in the section entitled "--Issuance of transferable rights or warrants" that also constitutes an Extraordinary Dividend will only cause an adjustment pursuant to that section.

         "Closing Market Price" means:

         If the Deliverable Shares (or any other security for which a Closing Market Price must be determined for purposes of the Callable STRIDES) are listed on a national securities exchange in the United States, are a Nasdaq Global Market System ("Nasdaq GMS") security or are included in the OTC Bulletin Board Service ("OTC Bulletin Board") operated by the National Association of Securities Dealers, Inc. (the "NASD"), then the Closing Market Price for any date of determination on any Trading Day means for one Deliverable Share (or any other security for which a Closing Market Price must be determined for purposes of the Callable STRIDES):

          o the last reported sale price, regular way, on that day on the principal United States securities exchange registered under the Exchange Act on which that security is listed or admitted to trading (without taking into account any extended or after-hours trading session);

          o if not listed or admitted to trading on any such securities exchange or if the last reported sale price is not obtainable, the last reported sale price on the over-the-counter market as reported on the Nasdaq GMS or OTC Bulletin Board on that day (without taking into account any extended or after-hours trading session); or

          o if the last reported sale price is not available for any reason, including, without limitation, the occurrence of a Market Disruption Event, as described below, the mean of the last reported bid and offer price of the principal trading session on the over-the-counter market as reported on the Nasdaq GMS or OTC Bulletin Board on that day as determined by the calculation agent or from as many dealers in that security, but not exceeding three, as have made the bid prices available to the calculation agent after 3:00 p.m., local time in the principal market, on that date (without taking into account any extended or after-hours trading session).

         If the Deliverable Shares (or any other security for which a Closing Market Price must be determined for purposes of the Callable STRIDES) are not listed on a national securities exchange in the United States, is not a Nasdaq GMS security or included in the OTC Bulletin Board, then the Closing Market Price for any date of determination on any Trading Day means for one Deliverable Share (or any other security for which a Closing Market Price must be determined for purposes of the Callable STRIDES) the last reported sale price on that day on the securities exchange on which that security is listed or admitted to trading with the greatest volume of trading for the calendar month preceding that Trading Day as determined by the calculation agent; provided that if the last reported sale price is for a transaction which occurred more than four hours prior to the close of that exchange, then the Closing Market Price will mean the average of the last available bid and offer price on that exchange.

         If the Deliverable Shares (or any other security for which a Closing Market Price must be determined for purposes of the Callable STRIDES) are not listed or admitted to trading on any of those securities exchanges or if the last reported sale price or bid and offer are not obtainable, then the Closing Market Price will mean the average of the last available bid and offer prices in the market of the three dealers which have the highest volume of transactions in that security in the immediately preceding calendar month as determined by the calculation agent based on information that is reasonably available to it.

         "Market Disruption Event" means either of the following events as determined by the calculation agent:

         (A) a suspension of, absence of, including the absence of an official closing price, or material limitation on, trading of the Deliverable Shares on the primary market for the Deliverable Shares for more than two hours of trading or during the one-half hour period preceding the close of trading, as determined by the calculation agent in its sole discretion; or the suspension or material limitation on the primary market for trading in options contracts related to the Deliverable Shares, if available, during the one-half hour period preceding the close of trading in the applicable market, in each case as determined by the calculation agent in its sole discretion; and

         (B) a determination by the calculation agent in its sole discretion that the event described in clause (A) above materially interfered with the ability of ML&Co., MLPF&S or any of their affiliates to unwind all or a material portion of the hedge with respect to the Callable STRIDES.

         For purposes of determining whether a Market Disruption Event has occurred:

         (1) a limitation on the hours or number of days of trading will not constitute a Market Disruption Event if it results from an announced change in the regular business hours of the relevant exchange;

         (2) a decision to permanently discontinue trading in the relevant options contracts related to the Deliverable Shares will not constitute a Market Disruption Event;

         (3) limitations pursuant to any rule or regulation enacted or promulgated by the NYSE or The Nasdaq Stock Market or other regulatory organization with jurisdiction over the NYSE or The Nasdaq Stock Market on trading during significant market fluctuations will constitute a suspension or material limitation of trading in the Deliverable Shares;

         (4) a suspension of trading in an options contract on the Deliverable Shares by the primary securities market trading in the options contracts related to the Deliverable Shares, if available, by reason of:

          o a price change exceeding limits set by the securities exchange or market;

          o an imbalance of orders relating to options contracts on the Deliverable Shares; or

          o a disparity in bid and ask quotes relating to options contracts on the Deliverable Shares will constitute a suspension or material limitation of trading in options contracts related to the Deliverable Shares; and

         (5) a suspension of, absence of or material limitation on trading on the primary securities market on which options contracts related to the Deliverable Shares are traded will not include any time when that securities market is itself closed for trading under ordinary circumstances.

         If the Exchange Property, as defined below under "--Reorganization Events" in this pricing supplement, includes securities other than the Deliverable Shares, then the above definition will be revised to include each of those securities in the same manner as the Deliverable Shares are considered in determining whether a Market Disruption Event exists.

         The occurrence of a Market Disruption Event could affect the calculation of the payment on the maturity date or the redemption date you will receive. See "--Payment on the Maturity Date" and "--Redemption Event" in this pricing supplement.

     Issuance of transferable rights or warrants

         If the Underlying Company issues transferable rights or warrants to all holders of record of the Deliverable Shares to subscribe for or purchase the Deliverable Shares, including new or existing rights to purchase the Deliverable Shares pursuant to a shareholder's rights plan or arrangement, then the Share Multiplier will be adjusted on the Business Day immediately following the issuance of those transferable rights or warrants so that the new Share Multiplier will equal the prior Share Multiplier plus the product of:

          o    the prior Share Multiplier; and

          o the number of Deliverable Shares that can be purchased with the cash value of those warrants or rights distributed on one Deliverable Share.

         The number of shares that can be purchased will be based on the Closing Market Price of the Deliverable Shares on the date the new Share Multiplier is determined. The cash value of those warrants or rights, if the warrants or rights are traded on a national securities exchange, will equal the closing price of that warrant or right, or, if the warrants or rights are not traded on a national securities exchange, will be determined by the calculation agent and will equal the average of the bid prices obtained from three dealers at 3 p.m. on the date the new Share Multiplier is determined, provided that if only two of those bid prices are available, then the cash value of those warrants or rights will equal the average of those bids and if only one of those bids is available, then the cash value of those warrants or rights will equal that bid.

Reorganization Events

         If prior to the maturity date of the Callable STRIDES:

         (a) there occurs any reclassification or change of the Deliverable Shares, including, without limitation, as a result of the issuance of tracking stock by the Underlying Company;

         (b) the Underlying Company, or any surviving entity or subsequent surviving entity of the Underlying Company (a "Successor Entity"), has been subject to a merger, combination or consolidation and is not the surviving entity;

         (c) any statutory exchange of securities of the Underlying Company or any Successor Entity with another corporation occurs, other than pursuant to clause (b) above;

         (d) the Underlying Company is liquidated or is subject to a proceeding under any applicable bankruptcy, insolvency or other similar law;

         (e) the Underlying Company issues to all of its shareholders equity securities of an issuer other than the Underlying Company, other than in a transaction described in clauses (b), (c) or (d) above;

         (f) a tender or exchange offer or going-private transaction is consummated for all the outstanding shares of the Underlying Company; or

         (g) the Underlying Company ceases to file the financial and other information with the SEC in accordance with Section 13(a) of the Securities Exchange Act of 1934 (an event in clauses (a) through
              (g) a "Reorganization Event"),

then the method of determining the amount payable on each Callable STRIDES will be adjusted as set forth below.

"Exchange Property" will consist of the securities, cash or any other assets distributed to holders of record of the Deliverable Shares in or as a result of the Reorganization Event, and where the Deliverable Shares continue to be held by the holders of the Deliverable Shares receiving that distribution, the Deliverable Shares. The Exchange Property will either:

     A. be delivered on the maturity date to the holders of the Callable STRIDES in an amount per unit equal to the amount of Exchange Property delivered with respect to the number of Deliverable Shares equal to the Share Multiplier at the time of the Reorganization Event; or

     B. at the option of the calculation agent, be liquidated and the cash proceeds will be paid to the holders of the Callable STRIDES as described below.

If the Exchange Property received in a Reorganization Event:

         o consists only of cash or if the calculation agent exercises its option to liquidate the Exchange Property following its distribution, then, unless we exercise our right to call the Callable STRIDES, the Callable STRIDES will be redeemed: (i) in the case where the Exchange Property delivered to the holders of record of the Deliverable Shares consists of cash only, on the third Business Day succeeding the day on which that cash is distributed to holders of record of the Deliverable Shares, or
              (ii) in the case where the Exchange Property is liquidated, on the date specified by ML&Co. as described below, and holders of the Callable STRIDES will receive, in lieu of any Deliverable Shares and in full satisfaction of our obligations under the Callable STRIDES, the lesser of:

         (i) the product of (a) the amount of cash received with respect to one Deliverable Share and the then current Share Multiplier or
              (b) the value of the Exchange Property liquidated with respect to one Deliverable Share and the then current Share Multiplier, as applicable, plus in either case accrued and unpaid interest to the early redemption date; and

         (ii) the Call Price calculated as though the early redemption date were the Call Date (regardless of whether the early redemption date is a day which occurs prior to October , 2006) plus accrued and unpaid interest to the early redemption date, in each case, with no interest accruing on the Callable STRIDES following the early redemption date. If the calculation agent exercises the option to liquidate the Exchange Property, ML&Co. will give notice to the trustee as to the election to liquidate the Exchange Property, which notice will specify the method by which the Exchange Property will be sold. The date of early redemption of the Callable STRIDES will be the fifth Business Day following the last date on which the Exchange Property is sold;

         o consists of more than one type of property and the calculation agent has not exercised its option to liquidate the Exchange Property, then holders of Callable STRIDES will receive on the maturity date a pro rata share of each such type of Exchange Property; and

         o includes a cash component and the calculation agent has not exercised its option to liquidate the Exchange Property, then holders will not receive any interest accrued on that cash component.

         In the event Exchange Property consists of securities, those securities will, in turn, be subject to the antidilution adjustments set forth in this pricing supplement.

         In the case of a consummated tender or exchange offer or going-private transaction involving Exchange Property of a particular type, Exchange Property will be deemed to include the amount of cash or other property paid by the offeror in the tender or exchange offer with respect to that Exchange Property (in an amount determined on the basis of the rate of exchange in that tender or exchange offer or going-private transaction). In the event of a tender or exchange offer or a going-private transaction with respect to Exchange Property in which an offeree may elect to receive cash or other property, Exchange Property will be deemed to include the kind and amount of cash and other property received by offerees who elect to receive cash.

         If we elect to call the Callable STRIDES you will receive only the Final Amount, and you will not be entitled to receive the Deliverable Shares, any Exchange Property or any other consideration on the maturity date.

         MLPF&S as calculation agent will be solely responsible for determination and calculation of the Exchange Property if a Reorganization Event occurs and the amount due upon early redemption, including the determination of the cash value of any Exchange Property, if necessary, and its determinations and calculations will be conclusive absent a determination of a manifest error.

         If the Underlying Company ceases to file the financial and other information with the SEC in accordance with Section 13(a) of the Securities Exchange Act of 1934 and the calculation agent determines in its sole discretion that sufficiently similar information is not otherwise available to you, the maturity date of the Callable STRIDES will be accelerated to the fifth Business Day following the date of that determination and the amount payable to you will be calculated as though the date of early repayment were the stated maturity date of the Callable STRIDES. If the calculation agent determines that sufficiently similar information is available to you, the Reorganization Event will be deemed to have not occurred.

Alternative Dilution and Reorganization Adjustments

         The calculation agent may elect at its discretion to not make any of the adjustments to the Share Multiplier or to the method of determining the amount payable on each Callable STRIDES described above under "--Share Multiplier Adjustments" and "--Reorganization Events", but may instead make adjustments in its discretion to the Share Multiplier or the method of determining the amount payable on each Callable STRIDES that will reflect the adjustments to the extent practicable made by the Options Clearing Corporation on options contracts on the Deliverable Shares or any successor common stock. ML&Co. will provide notice of that election to the trustee not more than two Business Days following the date that the Options Clearing Corporation publishes notice of its adjustments relating to the Deliverable Shares and will detail in that notice the actual adjustment made to the Share Multiplier or to the method of determining the amount payable on each Callable STRIDES.

                            THE DELIVERABLE SHARES

The Underlying Company

         The following information has been derived from publicly available documents published by the Underlying Company. We make no representation or warranty as to the accuracy or completeness of the following information.

         The Underlying Company has disclosed that it is the world's largest semiconductor chip maker and develops advanced integrated digital technology platforms for the computing and communications industries. Its products include chips, boards and other semiconductor components that are the building blocks of computers, servers, and networking and communications products. Because the Deliverable Shares are registered under the Securities Exchange Act of 1934 the Underlying Company is required to file periodically certain financial and other information specified by the SEC. Information provided to or filed with the SEC by the Underlying Company can be located at the SEC's facilities or through the SEC's web site by reference to SEC file number 000-06217. See "Where You Can Find More Information" in the accompanying prospectus. ML&Co. makes no representation or warranty as to the accuracy or completeness of the information or reports.

         The selection of the Deliverable Shares is not a recommendation to buy or sell the Deliverable Shares. Neither ML&Co. nor any of its affiliates make any representation to any purchaser of the Callable STRIDES as to the performance of the Deliverable Shares.

         The Deliverable Shares trade on the Nasdaq under the symbol "INTC".

         ML&Co. is not affiliated with the Underlying Company. The Underlying Company has no obligations with respect to the Callable STRIDES. This pricing supplement relates only to the Callable STRIDES and does not relate to the Deliverable Shares or other securities of the Underlying Company. All disclosures contained in this pricing supplement regarding the Underlying Company are derived from the publicly available documents described above. Neither ML&Co. nor MLPF&S has participated in the preparation of these documents or made any due diligence inquiry with respect to the Underlying Company in connection with the offering of the Callable STRIDES. Neither ML&Co. nor MLPF&S makes any representation that the publicly available documents or any other publicly available information regarding the Underlying Company are accurate or complete. Furthermore, there can be no assurance that all events occurring prior to the date hereof, including events that would affect the accuracy or completeness of the publicly available documents described above, that would affect the trading price of the Deliverable Shares have been publicly disclosed. Subsequent disclosure of any events or the disclosure of or failure to disclose material future events concerning the Underlying Company could affect the value of the Deliverable Shares to be received on the maturity date of the Callable STRIDES and therefore the trading prices of the Callable STRIDES. Neither ML&Co. nor any of its affiliates make any representation to any purchaser of the Callable STRIDES as to the performance of the Deliverable Shares.

         ML&Co. or its affiliates may presently or from time to time engage in business, directly or indirectly, with the Underlying Company including extending loans to, or making equity investments in, the Underlying Company or providing investment banking or advisory services to the Underlying Company, including merger and acquisition advisory services. In the course of that business, ML&Co. or its affiliates may acquire non-public information with respect to the Underlying Company and, in addition, one or more affiliates of ML&Co. may publish research reports with respect to the Underlying Company.

         Any prospective purchaser of the Callable STRIDES should undertake an independent investigation of the Underlying Company as in its judgment is appropriate to make an informed decision with respect to an investment in the Callable STRIDES.

Historical Data

         The Deliverable Shares are principally traded on the Nasdaq. The following table sets forth the high and low closing prices for the calendar quarters during calendar years 2001 through March 17, 2006. On March 17, 2006, the Volume Weighted Average Price for the Deliverable Shares was $19.5711 per share. The closing prices listed below were obtained from publicly available information at Bloomberg Financial Markets. The historical closing prices of the Deliverable Shares should not be taken as an indication of future performance, and no assurance can be given that the price of the Deliverable Shares will not decrease. In addition, no assurance can be given that the price of the Deliverable Shares will increase so that the value of the Deliverable Shares that the holders of the Callable STRIDES may receive on the maturity date, if not previously called by us, or redeemed, will exceed the original public offering price of the Callable STRIDES.


                                                                    High                Low
                                                                    ----                ---
2001

                      First Quarter.....................           $37.815            $24.625
                      Second Quarter....................           $32.490            $22.625
                      Third Quarter.....................           $32.110            $19.300
                      Fourth Quarter....................           $34.610            $19.540
2002
                      First Quarter.....................           $35.790            $28.550
                      Second Quarter....................           $31.200            $18.270
                      Third Quarter.....................           $19.590            $13.890
                      Fourth Quarter....................           $21.050            $13.220
2003
                      First Quarter.....................           $18.900            $15.050
                      Second Quarter....................           $22.140            $16.420
                      Third Quarter.....................           $29.180            $21.410
                      Fourth Quarter....................           $34.120            $28.620
2004
                      First Quarter.....................           $34.240            $26.160
                      Second Quarter....................           $28.990            $25.730
                      Third Quarter.....................           $27.020            $19.680
                      Fourth Quarter....................           $24.800            $20.280
2005
                      First Quarter.....................           $25.110            $21.990
                      Second Quarter....................           $27.700            $22.120
                      Third Quarter.....................           $28.710            $23.830
                      Fourth Quarter....................           $27.430            $22.650
2006 (through 3/17)
                      First Quarter.....................           $26.470            $19.540

                     UNITED STATES FEDERAL INCOME TAXATION

         The discussion below supplements the discussion set forth under the section entitled "United States Federal Income Taxation" that is contained in the accompanying prospectus supplement and supersedes that discussion to the extent that it contains information that is inconsistent with that which is contained in the accompanying prospectus supplement.

         Set forth in full below is the opinion of Sidley Austin LLP, counsel to ML&Co. ("Tax Counsel"). As the law applicable to the U.S. federal income taxation of instruments such as the Callable STRIDES is technical and complex, the discussion below necessarily represents only a general summary. The following discussion is based upon laws, regulations, rulings and decisions now in effect, all of which are subject to change (including changes in effective dates) or possible differing interpretations. It deals only with Callable STRIDES held as capital assets and does not purport to deal with persons in special tax situations, such as financial institutions, insurance companies, real estate investment trusts, regulated investment companies, tax-exempt entities or persons holding Callable STRIDES in a tax-deferred or tax-advantaged account (except to the extent specifically discussed below), dealers in securities or currencies, traders in securities that elect to mark to market, persons subject to the alternative minimum tax, persons holding Callable STRIDES as a hedge against currency risks, as a position in a "straddle" or as part of a "hedging", "conversion" or "integrated" transaction for tax purposes, or persons whose functional currency is not the United States dollar. It also does not deal with holders other than original purchasers (except where otherwise specifically noted). If a partnership holds the Callable STRIDES, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. Thus, persons who are partners in a partnership holding the Callable STRIDES should consult their tax advisors. Moreover, all persons considering the purchase of the Callable STRIDES should consult their own tax advisors concerning the application of U.S. federal income tax laws to their particular situations as well as any consequences of the purchase, ownership and disposition of the Callable STRIDES arising under the laws of any other taxing jurisdiction.

         As used herein, the term "U.S. Holder" means a beneficial owner of a Callable STRIDES that is for U.S. federal income tax purposes (i) a citizen or resident of the United States, (ii) a corporation or a partnership (including an entity treated as a corporation or a partnership for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia (unless, in the case of a partnership, Treasury regulations are adopted that provide otherwise), (iii) an estate the income of which is subject to U.S. federal income tax regardless of its source, (iv) a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust or (v) any other person whose income or gain in respect of a Callable STRIDES is effectively connected with the conduct of a United States trade or business. Certain trusts not described in clause (iv) above in existence on August 20, 1996, that elect to be treated as United States persons will also be U.S. Holders for purposes of the following discussion. As used herein, the term "non-U.S. Holder" means a beneficial owner of a Callable STRIDES that is not a U.S. Holder.

General

         There are no statutory provisions, regulations, published rulings or judicial decisions addressing or involving the characterization and treatment, for U.S. federal income tax purposes, of the Callable STRIDES or securities with terms substantially the same as the Callable STRIDES. Accordingly, the proper U.S. federal income tax characterization and treatment of the Callable STRIDES is uncertain. Pursuant to the terms of the Callable STRIDES, ML&Co. and every holder of a Callable STRIDES agree (in the absence of an administrative determination, judicial ruling or other authoritative guidance to the contrary) to characterize and treat a Callable STRIDES for all tax purposes as an investment unit consisting of the following components (the "Components"): (i) a debt instrument of ML&Co. (the "Debt Instrument") with a fixed principal amount unconditionally payable on the maturity date equal to the principal amount of the Callable STRIDES and bearing stated interest at the stated interest rate for the Callable STRIDES (the "Interest Rate") and
(ii) a contract (the "Forward Contract") pursuant to which the holder agrees to use the principal payment due on the Debt Instrument to make a payment to ML&Co. in exchange for the right to receive on the maturity date a number of Deliverable Shares equal to the then current Share Multiplier (subject to our right to cancel the Forward Contract in the event that we exercise our right to call the Callable STRIDES prior to the maturity date). In the opinion of Tax Counsel, such characterization and tax treatment of the Callable STRIDES, although not the only reasonable characterization and tax treatment, is based on reasonable interpretations of law currently in effect and, even if successfully challenged by the Internal Revenue Service (the "IRS"), will not result in the imposition of penalties. Furthermore, based on ML&Co.'s determination of the relative fair market values of the Components at the time of issuance of the Callable STRIDES, ML&Co. will assign $ of the original issue price of the Callable STRIDES to the Debt Instrument and will assign $ of the original issue price of the Callable STRIDES to the Forward Contract. Based upon the foregoing, a U.S. Holder who acquires a Callable STRIDES in connection with the original issuance thereof will be treated as having purchased the Debt Instrument for $ and as having received an initial payment (the "Initial Forward Contract Payment") with respect to the Forward Contract in an amount equal to $ . The initial payment deemed to have been received by a U.S. Holder with respect to the Forward Contract (i.e., the Initial Forward Contract Payment) should only be taken into account by the U.S. Holder as an additional amount realized with respect to the Forward Contract on the earlier of the sale or other disposition of the Callable STRIDES by the U.S. Holder (including a redemption of the Callable STRIDES if we call the Callable STRIDES prior to the maturity date) or on the maturity date (which would reduce the U.S. Holder's tax basis in any Deliverable Shares received thereby on the maturity date). ML&Co.'s allocation of the original issue price will be binding on a U.S. Holder of a Callable STRIDES, unless the U.S. Holder timely and explicitly discloses to the IRS that its allocation is different from ML&Co.'s. The characterization and tax treatment of the Callable STRIDES described above and ML&Co.'s allocation are not, however, binding on the IRS or the courts. No statutory, judicial or administrative authority directly addresses the characterization and tax treatment of the Callable STRIDES or instruments similar to the Callable STRIDES for U.S. federal income tax purposes, and no ruling is being requested from the IRS with respect to the Callable STRIDES.

         Due to the absence of authorities that directly address instruments that are similar to the Callable STRIDES, significant aspects of the U.S. federal income tax consequences of an investment in the Callable STRIDES are not certain, and no assurance can be given that the IRS or the courts will agree with the characterization and tax treatment described above. Accordingly, prospective purchasers are urged to consult their tax advisors regarding the U.S. federal income tax consequences of an investment in a Callable STRIDES (including alternative characterizations and tax treatments of a Callable STRIDES) and with respect to any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction. Unless otherwise stated, the following discussions are based on the assumption that the characterization and tax treatment and the allocation described above are accepted for U.S. federal income tax purposes.

Tax Treatment of a Callable STRIDES

         Interest on the Debt Instrument. As described above, the Debt Instrument is treated as bearing interest at a stated rate of 7% per annum (i.e., the Interest Rate). If the maturity date of the Callable STRIDES is more than one year after the issue date of the Callable STRIDES, a U.S. Holder will include "qualified stated interest" equal to the stated interest on the Callable STRIDES in income in accordance with the U.S. Holder's regular method of accounting for U.S. federal income tax purposes (subject to the bond premium rules). Based on ML&Co.'s determination set forth above, the U.S. Holder's tax basis in the Debt Instrument will initially be $ .

         Alternatively, if the maturity date of the Callable STRIDES is one year or less after the issue date of the Callable STRIDES, then the Debt Instrument will be treated as having been issued with original issue discount. Accordingly, in general, the Debt Instrument will be treated as having been issued with original issue discount in an amount equal to the excess of (a) the sum of (i) the principal amount of the Debt Instrument (i.e., the Principal Amount of a Callable STRIDES) and (ii) all interest payable on the Debt Instrument at the Interest Rate throughout the term of the Debt Instrument (the "Interest Payments") over (b) the Debt Instrument's issue price. For these purposes, the Debt Instrument's issue price will equal $ of the original issue price. In general, an individual or other cash method U.S. Holder is not required to accrue such original issue discount, unless the U.S. Holder elects to do so. If such an election is not made, any gain recognized by the U.S. Holder on the sale, exchange, redemption or maturity of the Debt Instrument will be ordinary income to the extent of the original issue discount accrued on a straight-line basis, or upon election under the constant yield method (based on daily compounding), through the date of sale, exchange, redemption or maturity, and a portion of the deductions otherwise allowable to the U.S. Holder for interest on borrowings allocable to the Debt Instrument will be deferred until a corresponding amount of income is realized. U.S. Holders who report income for United States federal income tax purposes under the accrual method, and certain other holders including banks and dealers in securities, will be required to accrue original issue discount on the Debt Instrument on a straight-line basis unless an election is made to accrue the original issue discount under a constant yield method (based on daily compounding). Under the foregoing rules, a U.S. Holder will not be required to separately include the Interest Payments in such U.S. Holder's income, regardless of the U.S. Holder's regular method of tax accounting. Based on ML&Co.'s determination set forth above, the U.S. Holder's tax basis in the Debt Instrument will initially be $ . A U.S. Holder's tax basis in the Debt Instrument will be increased by any original issue discount previously included in income by the U.S. Holder with respect to the Debt Instrument, and decreased by the amount of any payments of stated interest (i.e., the Interest Payments) previously received by the U.S. Holder with respect to the Debt Instrument.

         Settlement of the Forward Contract. Upon the final settlement of the Forward Contract on the maturity date, a U.S. Holder would be deemed to have applied an amount (the "Forward Contract Payment Amount") equal to the principal amount of the Debt Instrument less the Initial Forward Contract Payment toward the purchase of the Deliverable Shares, and a U.S. Holder should not recognize any gain or loss with respect to the Deliverable Shares received upon the final settlement of the Forward Contract. However, a U.S. Holder would be required to recognize gain or loss with respect to any cash received in lieu of fractional Deliverable Shares. The amount of that gain or loss would be equal to the difference, if any, between the amount of cash received and the portion of the Forward Contract Payment Amount that is allocable to those fractional Deliverable Shares. Any such gain or loss would be treated as short-term capital gain or loss. A U.S. Holder's tax basis in the Deliverable Shares so received would be equal to the Forward Contract Payment Amount less the portion of the Forward Contract Payment Amount that is allocable to any fractional Deliverable Shares. A U.S. Holder's holding period for the Deliverable Shares would begin on the day immediately following the maturity date. Notwithstanding the foregoing, any cash received on the maturity date that is attributable to accrued interest on the Debt Instrument would be taxed as described under "Tax Treatment of a Callable STRIDES--Interest on the Debt Instrument" above.

Sale, Exchange or Redemption of the Callable STRIDES

         Upon a sale, exchange or redemption of a Callable STRIDES prior to the maturity date of the Callable STRIDES, a U.S. Holder would recognize taxable gain or loss equal to the difference between the amount realized on that sale, exchange or redemption (as allocated among the Components in accordance with their relative fair market values) and a U.S. Holder's tax basis in the Components deemed so sold, exchanged or redeemed. Any such gain or loss would generally be long-term or short-term capital gain or loss (depending on the U.S. Holder's holding period for the Callable STRIDES). For these purposes, the amount realized does not include any amount attributable to accrued interest on the Debt Instrument, which would be taxed as described under "Tax Treatment of a Callable STRIDES--Interest on the Debt Instrument" above. If on any date the Closing Market Price of one Deliverable Share is less than $1.00 and, as a result, the Callable STRIDES are redeemed by us on the third Business Day following that date, for these purposes, the Debt Instrument should be treated as having been redeemed for an amount equal to the sum of the principal amount of the Debt Instrument and the present value amount. In addition, in that event, the amount realized should not include any Deliverable Shares received by a U.S. Holder, which would be treated as a purchase of those Deliverable Shares in settlement of the Forward Contract for an amount equal to the Forward Contract Payment Amount.

Premium

         If a U.S. Holder purchases the Debt Instrument for an amount that is greater than the sum of all amounts payable on the Debt Instrument after the purchase date other than payments of qualified stated interest (i.e., the principal amount), a U.S. Holder will be considered to have purchased the Debt Instrument with "amortizable bond premium" equal in amount to that excess. A U.S. Holder may elect to amortize that premium using a constant yield method over the remaining term of the Debt Instrument and may offset interest otherwise required to be included in respect of the Debt Instrument during any taxable year by the amortized amount of that excess for the taxable year. However, because the Callable STRIDES may be optionally called by ML&Co. on or after October , 2006, special rules would apply which could possibly result in a deferral of the amortization of some bond premium until later in the term of the Debt Instrument. U.S. Holders are urged to consult their own tax advisors regarding the application of these special rules. Any election to amortize bond premium applies to all taxable debt instruments acquired by the U.S. Holder on or after the first day of the first taxable year to which that election applies and may be revoked only with the consent of the IRS.

Possible Alternative Tax Treatments of an Investment in a Callable STRIDES

         Due to the absence of authorities that directly address the proper characterization of the Callable STRIDES, no assurance can be given that the IRS will accept, or that a court will uphold, the characterization and tax treatment described above. In particular, the IRS could seek to analyze the U.S. federal income tax consequences of owning a Callable STRIDES under Treasury regulations governing contingent payment debt instruments (the "CPDI Regulations").

         ML&Co. will take the position that the CPDI Regulations do not apply to the Callable STRIDES. If the IRS were successful in asserting that the CPDI Regulations applied to the Callable STRIDES, the timing and character of income thereon would be significantly affected. Among other things, a U.S. Holder would be required to accrue as original issue discount, subject to the adjustments described below, income at a "comparable yield" on the issue price, regardless of the U.S. Holder's usual method of accounting for U.S. federal income tax purposes. In addition, the CPDI Regulations require that a projected payment schedule, which results in such a "comparable yield," be determined, and that adjustments to income accruals be made to account for differences between actual payments and projected amounts (including upon receipt of the Deliverable Shares on the maturity date). Furthermore, any gain realized with respect to a Callable STRIDES would generally be treated as ordinary income, and any loss realized would generally be treated as ordinary loss to the extent of the U.S. Holder's prior ordinary income inclusions (which were not previously reversed) with respect to the Callable STRIDES.

         Even if the CPDI Regulations do not apply to the Callable STRIDES, other alternative U.S. federal income tax characterizations or treatments of the Callable STRIDES are also possible, which may also affect the timing and the character of the income or loss with respect to the Callable STRIDES. Accordingly, prospective purchasers are urged to consult their tax advisors regarding the U.S. federal income tax consequences of an investment in a Callable STRIDES.

Constructive Ownership Law

         Section 1260 of the Internal Revenue Code of 1986, as amended (the "Code") treats a taxpayer owning certain types of derivative positions in property as having "constructive ownership" of that property, with the result that all or a portion of any long-term capital gain recognized by such taxpayer with respect to the derivative position will be recharacterized as ordinary income. In its current form, Section 1260 of the Code does not apply to a Callable STRIDES. If Section 1260 of the Code were to apply to a Callable STRIDES in the future, however, the effect on a U.S. Holder of a Callable STRIDES would be to treat all or a portion of any long-term capital gain recognized by such U.S. Holder on the sale, exchange, redemption or maturity of a Callable STRIDES (or upon the sale of any Deliverable Shares received thereon) as ordinary income. In addition, Section 1260 of the Code would impose an interest charge on any such gain that was recharacterized. U.S. Holders should consult their tax advisors regarding the potential application of Section 1260 of the Code, if any, to the purchase, ownership and disposition of a Callable STRIDES.

Unrelated Business Taxable Income

         Section 511 of the Code generally imposes a tax, at regular corporate or trust income tax rates, on the "unrelated business taxable income" of certain tax-exempt organizations, including qualified pension and profit sharing plan trusts and individual retirement accounts. As discussed above, the U.S. federal income tax characterization and treatment of the Callable STRIDES is uncertain. Nevertheless, in general, if the Callable STRIDES are held for investment purposes, the amount of income or gain, if any, realized over the term of the Callable STRIDES, on the maturity date or upon a sale, exchange or redemption of a Callable STRIDES prior to the maturity date, or any income that would accrue to a holder of a Callable STRIDES if the Callable STRIDES were characterized as contingent payment debt instruments (as discussed above), will not constitute unrelated business taxable income. However, if a Callable STRIDES constitutes debt-financed property (as defined in Section 514(b) of the Code) by reason of indebtedness incurred by a holder of a Callable STRIDES to purchase the Callable STRIDES, all or a portion of any income or gain realized with respect to such Callable STRIDES may be classified as unrelated business taxable income pursuant to Section 514 of the Code. Moreover, prospective investors in the Callable STRIDES should be aware that whether or not any income or gain realized with respect to a Callable STRIDES which is owned by an organization that is generally exempt from U.S. federal income taxation pursuant to

Section 501(a) of the Code constitutes unrelated business taxable income will depend upon the specific facts and circumstances applicable to such organization. Accordingly, any potential investors in the Callable STRIDES that are generally exempt from U.S. federal income taxation pursuant to
Section 501(a) of the Code are urged to consult with their own tax advisors concerning the U.S. federal income tax consequences to them of investing in the Callable STRIDES.

Non-U.S. Holders

         In the case of a non-U.S. Holder, ML&Co. intends to withhold applicable United States withholding taxes at a rate of 30% on payments of interest made with respect to the Callable STRIDES subject to reduction by applicable treaty or upon the receipt of a Form W-8ECI from a non-U.S. Holder claiming that the payments are effectively connected with the conduct of a United States trade or business. Any capital gain realized upon the sale or other disposition of a Callable STRIDES by a non-U.S. Holder will generally not be subject to U.S. federal income tax if (i) that gain is not effectively connected with a United States trade or business of that non-U.S. Holder and
(ii) in the case of an individual non-U.S. Holder, that individual is not present in the United States for 183 days or more in the taxable year of the sale or other disposition and that individual does not have a "tax home" (as defined for U.S. federal income tax purposes) in the United States.

Backup Withholding and Information Reporting

         A beneficial owner of a Callable STRIDES may be subject to information reporting with respect to certain amounts paid to the beneficial owner. A beneficial owner of a Callable STRIDES may also be subject to backup withholding at the applicable statutory rate of U.S. federal income tax on certain amounts paid to the beneficial owner unless such beneficial owner provides proof of an applicable exemption or a correct taxpayer identification number, and otherwise complies with applicable requirements of the backup withholding rules.

         Any amounts withheld under the backup withholding rules from a payment to a beneficial owner would be allowed as a refund or a credit against such beneficial owner's U.S. federal income tax provided the required information is furnished to the IRS.

                             ERISA CONSIDERATIONS

         Each fiduciary of a pension, profit-sharing or other employee benefit plan (a "plan") subject to the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), should consider the fiduciary standards of ERISA in the context of the plan's particular circumstances before authorizing an investment in the Callable STRIDES. Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the plan, and whether the investment would involve a prohibited transaction under Section 406 of ERISA or Section 4975 of the Code.

         Section 406 of ERISA and Section 4975 of the Code prohibit plans, as well as individual retirement accounts and Keogh plans subject to Section 4975 of the Code (also "plans") from engaging in certain transactions involving "plan assets" with persons who are "parties in interest" under ERISA or "disqualified persons" under the Code ("parties in interest") with respect to the plan or account. A violation of these prohibited transaction rules may result in civil penalties or other liabilities under ERISA and/or an excise tax under Section 4975 of the Code for those persons, unless exemptive relief is available under an applicable statutory, regulatory or administrative exemption. Certain employee benefit plans and arrangements including those that are governmental plans (as defined in Section 3(32) of ERISA), certain church plans (as defined in Section 3(33) of ERISA) and foreign plans (as described in Section 4(b)(4) of ERISA) ("non-ERISA arrangements") are not subject to the requirements of ERISA or Section 4975 of the Code but may be subject to similar provisions under applicable federal, state, local, foreign or other regulations, rules or laws ("similar laws").

         The acquisition of the Callable STRIDES by a plan with respect to which we, MLPF&S or certain of our affiliates is or becomes a party in interest may constitute or result in a prohibited transaction under ERISA or
Section 4975 of the Code, unless those Callable STRIDES are acquired pursuant to and in accordance with an applicable exemption. The U.S. Department of Labor has issued five prohibited transaction class exemptions, or "PTCEs", that may provide exemptive relief if required for direct or indirect prohibited transactions that may arise from the purchase or holding of the Callable STRIDES. These exemptions are:

     (1) PTCE 84-14, an exemption for certain transactions determined by independent qualified professional asset managers;

     (2) PTCE 90-1, an exemption for certain transactions involving insurance company pooled separate accounts;

     (3) PTCE 91-38, an exemption for certain transactions involving bank collective investment funds;

     (4) PTCE 95-60, an exemption for transactions involving certain insurance company general accounts; or

     (5) PTCE 96-23, an exemption for plan asset transactions managed by in-house asset managers.

         The Callable STRIDES may not be purchased or held by (1) any plan,
(2) any entity whose underlying assets include "plan assets" by reason of any plan's investment in the entity (a "plan asset entity") or (3) any person investing "plan assets" of any plan, unless in each case the purchaser or holder is eligible for the exemptive relief available under any of the PTCEs listed above or another applicable similar exemption. Any purchaser or holder of the Callable STRIDES or any interest in the Callable STRIDES will be deemed to have represented by its purchase and holding of the Callable STRIDES that it either (1) is not a plan or a plan asset entity and is not purchasing those Callable STRIDES on behalf of or with "plan assets" of any plan or plan asset entity or (2) with respect to the purchase or holding, is eligible for the exemptive relief available under any of the PTCEs listed above or another applicable exemption. In addition, any purchaser or holder of the Callable STRIDES or any interest in the Callable STRIDES which is a non-ERISA arrangement will be deemed to have represented by its purchase and holding of the Callable STRIDES that its purchase and holding will not violate the provisions of any similar law.

         Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is important that fiduciaries or other persons considering purchasing the Callable STRIDES on behalf of or with "plan assets" of any plan, plan asset entity or non-ERISA arrangement consult with their counsel regarding the availability of exemptive relief under any of the PTCEs listed above or any other applicable exemption, or the potential consequences of any purchase or holding under similar laws, as applicable.

                          USE OF PROCEEDS AND HEDGING

         The net proceeds from the sale of the Callable STRIDES will be used as described under "Use of Proceeds" in the accompanying prospectus and to hedge market risks of ML&Co. associated with its obligations in connection with the Callable STRIDES.

                       SUPPLEMENTAL PLAN OF DISTRIBUTION

         MLPF&S has advised ML&Co. that is proposed initially to offer all or part of the Callable STRIDES directly to the public on a fixed price basis at the offering prices set forth on the cover of this pricing supplement. After the initial public offering, the public offering prices may be changed. The obligations of MLPF&S are subject to certain conditions and it is committed to take and pay for all of the Callable STRIDES if any are taken.

                                    EXPERTS

         The consolidated financial statements, the related financial statement schedule, and management's report on the effectiveness of internal control over financial reporting incorporated in this pricing supplement by reference from Merrill Lynch & Co., Inc.'s Annual Report on Form 10-K for the year ended December 30, 2005 have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

                        INDEX OF CERTAIN DEFINED TERMS
                                                                         Page
                                                                         ----


accrued interest amount.................................................PS-16
Business Day............................................................PS-12
Call Date................................................................PS-4
Call Price...............................................................PS-5
Closing Market Price....................................................PS-18
Deliverable Shares.......................................................PS-3
ex-dividend date........................................................PS-18
Exchange Property.......................................................PS-21
Extraordinary Dividend..................................................PS-17
Extraordinary Dividend Amount...........................................PS-18
Final Amount.............................................................PS-5
Market Disruption Event.................................................PS-19
present value amount....................................................PS-16
Pricing Date.............................................................PS-4
Redemption Date.........................................................PS-16
Redemption Price........................................................PS-16
Reorganization Event....................................................PS-21
Share Multiplier.........................................................PS-4
Trading Day.............................................................PS-12
Underlying Company.......................................................PS-3
Volume Weighted Average Price...........................................PS-11

                                    ANNEX A

Call Price Calculation Methodology

         The Call Price is the amount of cash, per Callable STRIDES, that when discounted from the Call Date to the original issue date by a discount factor based on an annual yield to call of 15% (the midpoint of the expected range of 13% to 17%) and when added to the present value of all interest payments made through and including the applicable Call Date discounted to the original issue date by that same discount factor, will equal the original issue price.

         As an example, the following steps describe the calculation of the Call Price for January 31, 2007:

          o First, the sum of the present values on the original issue date of all interest payments (assuming a discount factor based on an annual yield to call of 15%, the midpoint of the expected range of 13% to 17%) made on the Callable STRIDES through and including the applicable Call Date is calculated. For a more detailed description of this calculation, please see the table below.

         The following table illustrates, for the scheduled interest payment dates and the scheduled Call Date listed, the:

         (a) amount of interest payable (computed on the basis of a 360-day year of twelve 30-day months) on the applicable date;

         (b) years from the original issue date to the applicable interest payment date (computed on the basis of a 360-day year of twelve 30-day months);

         (c) discount factor(1) based upon an annual yield to call of 15% (the midpoint of the expected range of 13% to 17%);

         (d) present value at the original issue date of the interest payments; and

         (e) the sum of the present values of all interest payments discounted to the original issue date.

         This table assumes:

         o  hypothetical original issue date:     March 20, 2006

         o  hypothetical initial Share            1.27739371 (based upon the
            Multiplier:                           Volume Weighted Average
                                                  Price of the Deliverable
                                                  Shares of $19.5711 on the
                                                  hypothetical Pricing Date of
                                                  March 17, 2006)

         o  interest rate:                        7% per year

         o  hypothetical interest payment dates:  On the 20th day of March,
                                                  June, September and December
                                                  of each year, beginning June
                                                  20, 2006 (computed on the
                                                  basis of a 360-day year of
                                                  twelve 30-day months,
                                                  compounded annually)



         o  hypothetical yield to call:           15%, the midpoint of the
                                                  expected range between 13%
                                                  and 17% (computed on the
                                                  basis of a 360-day year of
                                                  twelve 30-day months,
                                                  compounded annually)



         o  hypothetical stated maturity date:    March 20, 2007


                                                           Discount
                                          Years           Factor(1)
                                           From             Based         Present Value at
                       Interest          Original           on the         Original Issue
                        Amount            Issue            Yield to       Date of Interest
     Date(2)            Payable            Date              Call           Payments(3)
    ----------         --------          --------          ---------      -----------------
    03/20/2006                           0.000000          1.000000
    06/20/2006         0.437500          0.250000          0.965663           0.422478
    09/20/2006         0.437500          0.500000          0.932505           0.407971
    12/20/2006         0.437500          0.750000          0.900485           0.393962
    01/31/2007         0.199306          0.863889          0.886265           0.176638
                                                                          -----------------
     Sum of the present values of all interest payments:                      1.401049
                                                                          =================

         o Next, the sum of the present values of the interest payments is subtracted from the original issue price to produce the present value of the Call Price on the original issue date:

            $25.00 - $1.401049 = $23.598951 (the present value of the Call
            Price)

         o Finally, the present value of the Call Price is divided by the applicable discount factor(1) and rounded to the fourth decimal place, the quotient being the present value of the Call Price payable on the applicable Call Date:

              $23.598951
            ------------- = $26.6274 (the Call Price)
              0.886265

                                                   X
     (1) The discount factor is equal to (   1    )  , where X is the number of
                                         (--------)    years from the original
                                         (  1.15  )    issue date

         (computed on the basis of a 360-day year of twelve 30-day months compounded annually). The actual discount factor will be determined on the Pricing Date based upon the actual yield to call and will be disclosed in the final pricing supplement made available in connection with sales of the Callable STRIDES.

     (2) The dates in this column reflect the original issue date, the scheduled interest payment dates and January 31, 2007, the Call Date used in calculating this example. If a scheduled interest payment date falls on a day that is not a Business Day, payment will be made on the following Business Day, however, the present values of the interest payments will be calculated assuming each payment is made on the calendar day scheduled for that payment.

     (3) The present values in this column represent the product of the applicable interest payment amount and the corresponding discount factor. Due to rounding, the numbers in this column may not equal the sum of the present values of all interest payments.

                                     Units


                           Merrill Lynch & Co., Inc.
                          Medium-Term Notes, Series C


               7% Callable STock Return Income DEbt Securities(SM)
                               due April   , 2007
                             "Callable STRIDES(SM)"
       Payable on the maturity date with Intel Corporation common stock
                  $25 original public offering price per unit




                              ------------------
                              PRICING SUPPLEMENT
                              ------------------



                             Merrill Lynch & Co.



                                 March   , 2006

"STock Return Income DEbt Securities" and "STRIDES" are service marks of Merrill Lynch & Co., Inc.